CARDERO RESOURCE CORP.

(An Exploration Stage Company)

Audited Consolidated Financial Statements

OCTOBER 31, 2009 and 2008

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The consolidated financial statements and all information in the annual report are the responsibility of the Board of Directors and management.  The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles.  Management maintains the necessary systems of internal controls, policies and procedures to provide assurance that assets are safeguarded and that the financial records are reliable and form a proper basis for the preparation of financial statements.

The Board of Directors ensures that management fulfills its responsibilities for financial reporting and internal control through an Audit Committee.  This committee, which reports to the Board of Directors, meets with the independent auditors and reviews the financial statements.

The consolidated financial statements have been audited by Smythe Ratcliffe LLP, Chartered Accountants, who were appointed by the shareholders.  The auditors’ report outlines the scope of their examination and their opinion on the consolidated financial statements.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of the Company’s financial reporting for external purposes in accordance with accounting principles generally accepted in Canada and the United States of America.  Internal control over financial reporting includes maintaining records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; providing reasonable assurance that transactions are recorded as necessary for preparation of the Company’s financial statements in accordance with generally accepted accounting principles; providing reasonable assurance that receipts and expenditures are made in accordance with authorizations of management and the directors of the Company; and providing reasonable assurance that unauthorized acquisition, use or disposition of Company’s assets that could have a material effect on its financial statements would be prevented or detected on a timely basis.  Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of the Company’s financial statements would be prevented or detected.

Management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.  This evaluation included review of the documentation of controls, evaluation of the design effectiveness of controls, testing of the operating effectiveness of controls and a conclusion on this evaluation.  Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of October 31, 2009.  Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of October 31, 2009 has been audited by Smythe Ratcliffe LLP, an independent registered public accounting firm, as stated in their report.

“Hendrik Van Alphen”

“Michael Kinley”

Hendrik Van Alphen,

Michael Kinley,

President & Chief Executive Officer

Chief Financial Officer

January 22, 2010

Vancouver, Canada

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS OF CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

We have audited the consolidated balance sheets of Cardero Resource Corp. as of October 31, 2009 and 2008 and the consolidated statements of operations, shareholders’ equity and cash flows for the years ended October 31, 2009, 2008 and 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at October 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended October 31, 2009, 2008 and 2007 in accordance with Canadian generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of October 31, 2009 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 22, 2010 expresses an unqualified opinion.

“Smythe Ratcliffe LLP”

Chartered Accountants

Vancouver, Canada

January 22, 2010

COMMENTS BY AUDITORS FOR US READERS

In the United States, reporting standards of the Public Company Accounting Oversight Board for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as agoing concern, such as described in note 1 to the financial statements. Our report to the shareholders dated January 22, 2010, is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

“Smythe Ratcliffe LLP”

Chartered Accountants

Vancouver, Canada

January 22, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE SHAREHOLDERS OF CARDERO RESOURCE CORP.
(AN EXPLORATION STAGE COMPANY)

We have audited Cardero Resource Corp.’s (the “Company”) internal control over financial reporting as of October 31, 2009 based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.  Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risks.  Our audit also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of October 31, 2009, based on the criteria established in Internal Control – Integrated Framework issued by the COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of October 31, 2009 and 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended October 31, 2009, 2008 and 2007 and our report dated January 22, 2010 expresses an unqualified opinion on those financial statements.

“Smythe Ratcliffe LLP”

Chartered Accountants

Vancouver, Canada

January 22, 2010

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Financial Statements

October 31, 2009, 2008 and 2007

INDEX

Auditors’ Report

Report of Independent Registered Public Accounting Firm

Consolidated Financial Statements

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statements of Shareholders’ Equity

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Balance Sheets

October 31

	2009	2008

ASSETS
Current
Cash and cash equivalents	$ 5,823,196	$ 1,288,840
Accounts receivable	286,291	586,953
Due from related parties (note 8)	587,956	1,206,971
Prepaid expenses	240,028	223,774

Total Current Assets	6,937,471	3,306,538

Fixed Assets (note 3)	228,553	198,911
Resource Related Investments (note 4)	23,406,055	7,824,670
Equity Investment (note 5)	-	795,000
Resource Properties (note 6)	17,499,592	21,879,246

Total Assets	$ 48,071,671	$ 34,004,365

LIABILITIES
Current
Accounts payable and accrued liabilities (note 8) Future income taxes payable	$ 568,951 2,564,900	$ 870,208 -

Total Current Liabilities	3,133,851	870,208

SHAREHOLDERS’ EQUITY

Capital Stock (note 7)	70,034,895	68,824,822
Obligation to Issue Shares (notes 5 and 6(e))	111,500	795,000
Contributed Surplus	13,058,271	11,912,309
Accumulated Other Comprehensive Income	13,003,496	2,617,740
Deficit	(51,270,342)	(51,015,714)

Total Shareholders’ Equity	44,937,820	33,134,157

Total Liabilities and Shareholders’ Equity	$ 48,071,671	$ 34,004,365

Nature of operations and going concern (note 1)

Commitments (note 11)

Subsequent events (note 13)

Approved on behalf of the Board:

“Hendrik Van Alphen”                                                                                    “Lawrence W. Talbot”

.....................................................................  Director                                       ...........................................................    Director

Hendrik Van Alphen                                                                                          Lawrence W. Talbot

See Notes to Consolidated Financial Statements

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Operations

Years Ended October 31

	2009	2008	2007

Administrative Expenses
Amortization	$ 52,418	$ 27,860	$ 62,821
Bad debt (note 8)	468,099	-	-
Capital tax	-	-	64,842
Consulting fees (note 8)	1,276,789	2,664,502	827,065
Insurance	173,179	162,469	164,666
Investor relations	601,191	962,246	819,798
Office costs	726,334	795,747	790,980
Professional fees (note 8)	820,382	947,782	624,787
Property evaluations	453,525	520,020	1,332,246
Regulatory and transfer agent fees	134,609	111,561	154,529
Salaries	2,215,861	2,807,687	2,624,072

Loss Before Other Items and Income Taxes	(6,922,387)	(8,999,874)	(7,465,806)

Other Gain (Loss) Items
Foreign exchange gain (loss)	(418,566)	350,962	(446,476)
Interest income	24,575	92,501	231,022
Realized gain on sale of available-for-sale investment (note 4)	2,718,254	258,920	1,818,236
Unrealized gain (loss) on derivative investments (note 4)	349,424	(1,800,000)	260,000
Unrealized gain on held-for-trading investment (note 4)	11,000	-	-
Payments received on sale of resource property in excess of cost (note 6(c)(ii))	8,597,655	-	-
Write-off of resource properties	(3,070,287)	(5,366,125)	(3,538,466)
Loss on equity investment (note 5)	(795,000)	-	-
Loss on debt settlement	(17,176)	-	-
	7,399,879	(6,463,742)	(1,675,684)

Income (Loss) Before Income Taxes	477,492	(15,463,616)	(9,141,490)

Future income tax recovery (expense) (note 10)	(732,120)	(366,046)	828,000

Net Loss for Year	(254,628)	(15,829,662)	(8,313,490)

Basic and Diluted Loss Per Share	$ 0.01	$ (0.29)	$ (0.18)

Weighted Average Number of Common Shares Outstanding	58,421,309	53,918,438	46,431,351

See Notes to Consolidated Financial Statements

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Shareholders’ Equity

	Capital Stock		Obligation to Issue Shares	Deficit	Contributed Surplus	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Shares	Amount

Balance, October 31, 2006	43,122,439	$ 49,460,316	$ -	$ (26,872,562)	$ 6,645,896	$ 5,814,000	$ 35,047,650

Net loss for the year	-	-	-	(8,313,490)	-	-	(8,313,490)
Other comprehensive income (loss)
Unrealized gain on available-for-sale investments	-	-	-	-	-	331,500	331,500
Transfer to income of realized gain on sale of resource related investments	-	-	-	-	-	(1,453,500)	(1,453,500)
Comprehensive loss for the year							(9,435,490)
Shares issued for cash
Private placement	3,700,000	5,550,000	-	-	-	-	5,550,000
Exercise of options	190,000	329,250	-	-	-	-	329,250
Share issue costs	-	(281,830)	-	-	-	-	(281,830)
Shares issued for non-cash
Reclassification of contributed surplus on exercise of options	-	121,665	-	-	(121,665)	-	-
Property acquisition	220,000	415,600	-	-	-	-	415,600
Agent's compensation	89,000	133,500	-	-	-	-	133,500
Share issue costs	-	(254,580)	-	-	121,080	-	(133,500)
Stock-based compensation	-	-			1,845,480	-	1,845,480
Balance, October 31, 2007	47,321,439	55,473,921	-	(35,186,052)	8,490,791	4,692,000	33,470,660

	Capital Stock			Deficit	Contributed Surplus	Accumulated Other	Total Shareholders’
	Shares	Amount	Obligation to issue shares			Comprehensive Income	Equity

Balance, October 31, 2007 (carried forward)	47,321,439	$ 55,473,921	$ -	$ (35,186,052)	$ 8,490,791	$ 4,692,000	$ 33,470,660

Net loss for the year	-	-	-	(15,829,662)	-	-	(15,829,662)
Other comprehensive income (loss)
Unrealized loss on available-for-sale investments	-	-	-	-	-	(1,887,697)	(1,887,697)
Transfer to income of realized gain on sale of resource related investments	-	-	-	-	-	(186,563)	(186,563)
Comprehensive loss for the year							(17,903,922)
Shares issued for cash
Exercise of options	998,500	1,838,750	-	-	-	-	1,838,750
Exercise of warrants	1,411,908	2,758,816	-	-	-	-	2,758,816
Private placement	7,501,000	8,251,100	-	-	-	-	8,251,100
Share issue costs	-	(866,167)	-	-	-	-	(866,167)
Shares issued for non-cash
Reclassification of contributed surplus on exercise of options	-	689,036	-	-	(689,036)	-	-
Property acquisition	500,000	1,000,000	-	-	-	-	1,000,000
Obligation to issue shares			795,000				795,000
Agent’s compensation	50,000	55,000	-	-	-	-	55,000
Share issue costs	-	(375,634)	-	-	320,634	-	(55,000)
Stock-based compensation	-	-	-	-	3,789,920	-	3,789,920

Balance, October 31, 2008	57,782,847	68,824,822	795,000	(51,015,714)	11,912,309	2,617,740	33,134,157

Net loss for the year	-	-	-	(254,628)	-	-	(254,628)
Other comprehensive income (loss)
Unrealized gain on available-for-sale investments	-	-	-	-	-	12,043,882	12,043,882
Transfer to income of realized gain on sale of resource related investments	-	-	-	-	-	(1,658,126)	(1,658,126)
Comprehensive income for the year							10,131,128
Shares issued for cash
Exercise of options	25,000	36,750	-	-	-	-	36,750
Exercise warrants	92,500	127,500	-	-	-	-	127,500
Shares issued for non-cash
Reclassification of contributed surplus on exercise of options	-	14,088	-	-	(14,088)	-	-
Reclassification of contributed surplus on exercise of warrants		32,059			(32,059)	-
Investment acquisition	500,000	795,000	(795,000)	-	-	-	-
Obligation to issue shares			111,500				111,500
Debt settlement	143,130	204,676	-	-	-	-	204,676
Stock-based compensation	-	-	-	-	1,192,109	-	1,192,109

Balance, October 31, 2009	58,543,477	$ 70,034,895	$ 111,500	$ (51,270,342)	$ 13,058,271	$ 13,003,496	$ 44,937,820

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Consolidated Statements of Cash Flows

Years Ended October 31

	2009	2008	2007
Operating Activities
Net loss for year	$ (254,628)	$ (15,829,662)	$ (8,313,490)
Items not involving cash
Amortization	52,418	27,860	62,821
Bad debt	468,099	-	-
Stock-based compensation	1,192,109	3,789,920	1,845,480
Write-off resource properties	3,070,287	5,366,125	3,538,466
Realized gain on sale of available-for-sale investments	(2,718,254)	(258,920)	(1,818,236)
Unrealized gain (loss) on derivative investments	(349,424)	1,800,000	(260,000)
Unrealized gain on held-for-trading investment	(11,000)	-	-
Payments on resource properties in excess of cost	(8,597,655)	-	-
Loss on equity investment	795,000	-	-
Loss on debt settlement	17,176	-	-
Future income taxes (recovery) expense	732,120	366,046	(828,000)
Unrealized foreign exchange gain (loss)	32,360	36,315	(69,726)
Changes in Non-Cash Working Capital Items
Accounts receivable	300,662	1,275,153	(811,317)
Due from related parties	150,916	(699,658)	(242,399)
Prepaid expenses	(16,254)	(73,701)	175,226
Accounts payable and accrued liabilities	78,765	155,559	110,284
Cash Used in Operating Activities	(5,057,303)	(4,044,963)	(6,610,891)

Investing Activities
Investment in and expenditures on resource properties	(3,778,314)	(5,575,442)	(4,986,735)
Proceeds from resource property transactions, net of transactions costs	13,587,313	-	-
Proceeds from sale of investments	4,607,154	418,610	2,378,236
Purchase of resource related investments	(4,874,325)	(2,124,666)	(100,000)
Purchase of equipment	(82,059)	(155,367)	(29,437)
Cash Provided by (Used in) Investing Activities	9,459,769	(7,436,865)	(2,737,936)

Financing Activities
Proceeds from shares issued	164,250	12,848,666	5,879,250
Share issue costs	-	(866,167)	(281,830)
Cash Provided by Financing Activities	164,250	11,982,499	5,597,420

Effect of foreign exchange on cash	(32,360)	(36,315)	69,726

Increase (Decrease) in Cash and Cash Equivalents	4,534,356	464,356	(3,681,681)
Cash and Cash Equivalents, Beginning of Year	1,288,840	824,484	4,506,165

Cash and Cash Equivalents, End of Year	$ 5,823,196	$ 1,288,840	$ 824,484
Supplemental Cash Flow Information
Accounts payable related to property expenditure	$ 203,551	$ 396,074	$ 275,482
Shares issued for property option payments	$ -	$ 1,000,000	$ 415,600
Shares issued for debt settlement	$ 204,676	$ -	$ -
Shares issued for equity investment	$ 795,000	$ -	$ -
Option payment received in shares	$ 17,000	$ -	$ -
Shares issued for brokers’ commission	$ -	$ 55,000	$ 133,500
Obligation to issue shares	$ 111,500	$ 795,000	$ -

CARDERO RESOURCE CORP.

(AN EXPLORATION STAGE COMPANY)

Notes to Consolidated Financial Statements

Years Ended October 31, 2009, 2008 and 2007

1.

NATURE OF OPERATIONS AND GOING CONCERN

Cardero Resource Corp. and its subsidiaries are engaged in the exploration of mineral properties, primarily in Mexico, Peru, Argentina and the United States.  The Company considers itself to be an exploration stage company.

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business (note 12).

The Company had a net loss of $254,628 for the year ended October 31, 2009 (2008 – $15,829,662; 2007- $8,313,490).  The Company has working capital of $3,803,620 (2008 - $2,436,330), has a deficit of $51,270,342 (2008 – $51,015,714), has no source of operating cash flow and had no assurances that sufficient funding would be available to conduct further exploration and development of its mineral property projects (note 13).

Subsequent to the year end, the Company successfully concluded the sale of its Pampa de Pongo Iron Deposit in Peru and received the final payment of USD 88 million (note 13), which ensures sufficient funding for operations in the near future. Management believes that this transaction, together with the fair value of its investments, results in the going concern assumption being an appropriate underlying concept for the preparation of these consolidated financial statements.

The business of mining and exploration involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations.  The Company has no source of revenue, and has significant cash requirements to meet its administrative overhead and maintain its mineral interests.  The recoverability of amounts shown for resource properties is dependent on several factors.  These include the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of these properties, and future profitable production or proceeds from disposition of mineral properties.

2.

SIGNIFICANT ACCOUNTING POLICIES

(a)

Basis of presentation

These consolidated financial statements include the accounts of Cardero Resource Corp. and its wholly-owned integrated subsidiaries, Cardero Argentina, S.A. (“Cardero Argentina”), Minerales Y Metales California, S.A. de C.V. (“MMC”), Cardero Iron Ore Company Ltd., Cardero Peru S.A.C. (“Cardero Peru”), Cardero Hierro Del Peru S.A.C. (“Cardero Iron Peru”), Cerro Colorado Development Ltd., Compania Minera Cardero Chile Limitada (“Cardero Chile”), Cardero Iron Ore (USA) Inc. (“Cardero Iron US”), Cardero Iron Ore Management (USA) Inc., Cardero Iron Ore Company (BVI) Ltd. and Cardero Hierro Peru (BVI) Ltd. (collectively, the “Company”).  All significant inter-company transactions and balances have been eliminated.

These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and are stated in Canadian dollars.

(b)

Cash and cash equivalents

Cash and cash equivalents include cash and highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.  Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investment or other purposes.

(c)

Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year.  Areas requiring the use of estimates include the rates of amortization for fixed assets, the recoverability of resource property interests, the recoverability of accounts receivable and and amounts due from related parties, the assumptions used in the determination of the fair value of financial instruments and stock-based compensation, and the determination of the valuation allowance for future income tax assets and accruals.  Management believes the estimates are reasonable; however, actual results could differ from those estimates and could impact future results of operations and cash flows.

(d)

Amortization

Amortization of equipment is recorded at the following annual rates:

Computer equipment

-

30% declining balance basis

Office equipment

-

20% declining balance basis

Leasehold improvements

-

over the term of the lease on a straight-line basis

Additions during the year are amortized at one-half the annual rates.

(e)

Investments

Investments over which the Company exercises significant influence are accounted for using the equity method.  Resource related investments, not including derivatives, are principally classified as available-for-sale, and are carried at quoted market value, where applicable, or at an estimate of fair value.  Resulting unrealized gains or losses, net of applicable income taxes, are reflected in other comprehensive income, while realized gains or losses are reflected in operations.  Share purchase warrants included in investments are  derivative financial instruments and are classified as held-for-trading and, accordingly, unrealized gains or losses, net of applicable income taxes, are included in operations.

(f)

Resource properties

The Company capitalizes all costs related to investments in mineral property interests on a property-by-property basis.  Such costs include mineral property acquisition costs and exploration and development expenditures, net of any recoveries.  Costs are deferred until such time as the extent of mineralization has been determined and mineral property interests are either developed, the property is sold or the Company’s mineral rights are allowed to lapse.

All capitalized costs are reviewed, on a property-by-property basis, to consider whether there are any conditions that may indicate impairment.  When the carrying value of a property exceeds its net recoverable amount (as estimated by quantifiable evidence of an economic geological resource or reserve or by reference to option or joint venture expenditure commitments) or when, in the Company’s assessment, it will be unable to sell the property for an amount greater than the deferred costs, the property is written down for the impairment in value.

From time to time, the Company may acquire or dispose of a mineral property interest pursuant to the terms of an option agreement.  As such options are exercisable entirely at the discretion of the optionee and the amounts payable or receivable are not recorded at the time of the agreement.  Option payments are recorded as property costs or recoveries when the payments are made or received.

The amounts shown for acquisition costs and deferred exploration expenditures represent costs incurred to date and do not necessarily reflect present or future values.

Capitalized costs are depleted over the useful lives of the properties upon commencement of commercial production, or written off if the properties are abandoned or the applicable mineral rights are allowed to lapse.

(g)

Foreign currency translation

The functional and reporting currency of the Company is the Canadian dollar.  Amounts recorded in foreign currency are translated into Canadian dollars as follows:

i.

Monetary assets and liabilities, at the rate of exchange in effect as at the balance sheet date;

ii.

Non-monetary assets and liabilities, at the exchange rates prevailing at the time of the acquisition of the assets or assumption of the liabilities; and

iii.

Interest income and expenses (excluding amortization, which is translated at the same rate as the related asset), at the rate of exchange on the transaction date.

Gains and losses arising from this translation of foreign currency are included in the determination of net loss for the year.

(h)

Stock-based compensation

The Company accounts for stock-based compensation using a fair value based method with respect to all stock-based payments measured and recognized, to directors, employees and non-employees.  For directors and employees, the fair value of the option is measured at the date of grant.  For non-employees, the fair value of the options is measured on the earlier of the date at which the counterparty performance is complete or the date the performance commitment is reached, or the date at which the equity instruments are granted if they are fully vested and non-forfeitable.  For directors, employees and non-employees, the fair value of the options is accrued and charged either to operations or mineral property interests, with the offset credit to contributed surplus, over the vesting period.  If and when the stock options are exercised, the applicable amounts from contributed surplus are transferred to capital stock.

(i)

Basic and diluted loss per share

Basic loss per share is calculated using the weighted average number of common shares outstanding during the year.  The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments.  Under this method the dilutive effect on earnings per share is calculated presuming the exercise of outstanding options, warrants and similar instruments.  It assumes that the proceeds of such exercise would be used to repurchase common shares at the average market price during the year.  However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive.  Shares held in escrow, other than where their release is subject to the passage of time, are not included in the calculation of the weighted average number of common shares outstanding.

(j)

Revenue recognition

Interest income is recorded as earned at the effective rate of interest of the term deposit over the term to maturity.

(k)

Asset retirement obligations (“ARO”)

The Company recognizes an estimate of the liability associated with an ARO in the consolidated financial statements at the time the liability is incurred.  The estimated fair value of the ARO is recorded as a long-term liability, with a corresponding increase in the carrying amount of the related asset.  The capitalized amount is depleted on a unit-of-production basis over the life of the proved reserves.  The liability amount is increased each reporting period due to the passage of time and the amount of accretion is charged to earnings in the period.  The ARO can also increase or decrease due to changes in the estimates of timing of cash flows or changes in the original estimated undiscounted cost.  Actual costs incurred upon settlement of the ARO are charged against the ARO to the extent of the liability recorded.

(l)

Income taxes

The Company follows the asset and liability method of accounting for income taxes.  Under this method of tax allocation, future income tax assets and liabilities are determined based on differences between the financial statement carrying values and their respective income tax basis (temporary differences).  Future income tax assets and liabilities are measured using the tax rates expected to be in effect when the temporary differences are likely to reverse.  The effect on future income tax assets and liabilities of a change in tax rates is included in operations in the period in which the change is enacted or substantially assured.  The amount of future income tax assets recognized is limited to the amount of the benefit that is more likely than not to be realized.

(m)

Financial instruments and comprehensive income

All financial instruments are classified as one of the following: held-to-maturity, loans and receivables, held-for-trading, available-for-sale or other financial liabilities.  Financial assets and liabilities held-for-trading are measured at fair value with gains and losses recognized in net income (loss).  Financial assets held-to-maturity, loans and receivables, and other financial liabilities are measured at amortized cost using the effective interest method.  Available-for-sale instruments are measured at fair value with unrealized gains and losses recognized in other comprehensive income (loss) and reported in shareholders’ equity.  Any financial instrument may be designated as held-for-trading upon initial recognition.

Transaction costs that are directly attributable to the acquisition or issue of financial instruments that are classified as other than held-for-trading, which are expensed as incurred, are included in the initial carrying value.

Comprehensive income or loss is defined as the change in equity from transactions and other events from sources other than the Company’s shareholders. It is made up of net income and other comprehensive income. Other comprehensive income or loss includes items that are required to be recognized in accordance with Canadian GAAP, but are excluded from net income or loss calculated.

(n)

Adoption of new accounting standards and developments

i.

Financial Instruments

Sections 3862 and 3863 replace Handbook Section 3861, “Financial Instruments – Disclosures and Presentation”, revising its disclosure requirements, and carrying forward its presentation requirements.  These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks.

Section 3862 specifies disclosures that enable users to evaluate: (i) the significance of financial instruments for the entity’s financial position and performance; and (ii) the nature and extent of risks arising from financial instruments to which the entity is exposed and how the entity manages those risks.

As a result of the adoption of these standards, additional disclosures on the risks of certain financial instruments have been included in note 12.

ii

Capital disclosures

In February 2007, the CICA issued Handbook Section 1535, “Capital Disclosures”, which requires the disclosure of both qualitative and quantitative information that provides users of financial statements with information to evaluate the entity’s objectives, policies and procedures for managing capital.  The new section is effective for the Company for the year beginning on November 1, 2007.  Other than the additional disclosure in note 12, the adoption of this section has had no impact on the Company’s consolidated financial statements.

iii

Going concern

In June 2007, the CICA amended Handbook Section 1400, “General Standards of Financial Statement Presentation”, which requires management to make an assessment of a company’s ability to continue as a going concern.  When financial statements are not prepared on a going concern basis that fact shall be disclosed together with the basis on which the financial statements are prepared and the reason why the company is not considered a going concern.  The new section is effective for the Company on November 1, 2008.  The adoption of this standard had no effect on the Company’s consolidated financial statements.

iv

Goodwill and intangible assets

In February 2008, the CICA issued Handbook Section 3064, “Goodwill and Intangible Assets”, replacing Section 3062, “Goodwill and Other Intangible Assets”, and Section 3450, “Research and Development Costs”.  This section establishes standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises.  Standards concerning goodwill are unchanged from the standards included in the previous Section 3062.  The new section is effective for years beginning on or after November 1, 2008.  The adoption of these new sections had no effect on the Company’s consolidated financial statements.

(o)

Future accounting changes

i.

International Financial Reporting Standards (“IFRS”)

In 2006, the Canadian Accounting Standards Board (“AcSB”) published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies.  The AcSB strategic plan outlines the convergence of Canadian GAAP with IFRS over an expected five year transitional period.  In February 2008, the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada’s own GAAP.  The date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.  The transition date of November 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the year ended October 31, 2011.  The Company is currently evaluating the impact of the conversion on the Company’s consolidated financial statements and is determining accounting policy choices available under IFRS.

ii

Business Combinations

In January 2009, the CICA issued Handbook Section 1582, “Business Combinations”, Section 1601, “Consolidations”, and Section 1602, “Non-Controlling Interests”.  These sections replace the former Section 1581, “Business Combinations”, and Section 1600, “Consolidated Financial Statements”, and establish a new section for accounting for a non-controlling interest in a subsidiary.

Sections 1582 and 1602 will require net assets, non-controlling interests and goodwill acquired in a business combination to be recorded at fair value and non-controlling interests will be reported as a component of equity.  In addition, the definition of a business is expanded and is described as an integrated set of activities and assets that are capable of being managed to provide a return to investors or economic benefits to owners.  Acquisition costs are not part of the consideration and are to be expensed when incurred.  Section 1601 establishes standards for the preparation of consolidated financial statements.

iii

Consolidated Financial Statements

In January 2009, the CICA issued Handbook Section 1601, Consolidated Financial Statements, which replaces the existing standards.  This section establishes the standards for preparing consolidated financial statements and is effective for interim and annual consolidated financial statements beginning on or after January 1, 2011.  The Company is currently evaluating the impact of adopting this standard on the Company’s consolidated financial statements.

iv

Non-Controlling Interests

In January 2009, the CICA issued Handbook Section 1602, Non-Controlling Interests, which establishes standards for the accounting of non-controlling interests of a subsidiary in the preparation of consolidated financial statements subsequent to a business combination.  This standard is equivalent to IFRS on consolidated and separate financial statements.  This standard is effective for interim and annual consolidated financial statements beginning on or after January 1, 2011.

These new sections apply to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011.  Earlier adoption of these sections is permitted as of the beginning of a fiscal year.  All three sections must be adopted concurrently.  The Company is currently evaluating the impact of the adoption of these sections in the Company’s consolidated financial statements.

3.

FIXED ASSETS

	2009			2008
		Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net
Computer equipment	$ 171,625	$ 100,915	$ 70,710	$ 131,527	$ 83,986	$ 47,541
Office equipment	90,866	36,894	53,972	97,363	24,017	73,346
Leasehold improvements	180,869	76,998	103,871	132,411	54,387	78,024
	$ 443,360	$ 214,807	$ 228,553	$ 361,301	$ 162,390	$ 198,911

4.           RESOURCE RELATED INVESTMENTS

	2009			2008
	Shares	Warrants	Total	Shares
International Tower Hill Mines Ltd.	$ 17,657,796	$ -	$ 17,657,796	$ 7,024,670
Trevali Resources Corp.	2,908,212	587,829	3,496,041	800,000
Wealth Minerals Ltd.	1,241,671	666,667	1,908,338	-
Dorato Resources Inc.	315,880	-	315,880	-
Ethos Capital Corp.	28,000	-	28,000	-
	$ 22,151,559	$ 1,254,496	$ 23,406,055	$ 7,824,670

All resource related investments in shares are classified as available-for-sale, unless otherwise indicated.  All resource related investments in warrants are classified as held-for-trading.

(a)

International Tower Hill Mines Ltd. (“ITH”)

ITH is considered to be a related party as a result of common officer and director relationships (note 8).

During the year ended October 31, 2007, the Company sold 1,000,000 shares of ITH for net proceeds of $2,378,236 resulting in a gain on sale of $1,818,236.

During the year ended October 31, 2008, the Company sold 249,700 common shares of ITH for net proceeds of $418,610 resulting in a gain on sale of $258,920, and purchased 2,094,300 common shares at a cost of $2,124,666 (2,000,000 shares were acquired through the exercise of share purchase warrants held by the Company).

During the year ended October 31, 2009, the Company sold 1,481,800 common shares for net proceeds of $3,752,030, realizing a gain of $2,637,280 and purchased 120,000 common shares at a cost of $423,849.  At October 31, 2009, the Company held 3,482,800 common shares, or approximately 6% of the issued and outstanding ITH common shares.

At October 31, 2009, the quoted market value of ITH common shares was $5.07 (, 2008 - $1.45) per share, or a total market value for the Company’s ITH shares of $17,657,796 (2008 - $7,024,670).  Fair value adjustments for the year ended October 31, 2009 amounted to unrealized gains of $11,217,746 ( 2008 – unrealized losses of $2,482,697) on the shares, net of tax, and unrealized gains of $Nil (2008 - $1,800,000) on the warrants recorded as other comprehensive income and other income, respectively.

(b)

Trevali Resources Corp. (Trevali”)

On April 24, 2007, the Company acquired 1,000,000 common shares of Trevali, a related party (note 8), at a cost of $100,000.

On May 11, 2009, the Company purchased 1,250,000 units of Trevali at $0.80 per unit and allocated $0.60 and $0.20 to each common share and warrant, respectively.  Each unit consists of one common share and one-half of a common share purchase warrant.  Each whole warrant is exercisable to acquire a common share of Trevali at a price of $1.30 per share until May 11, 2011.

On May 29, 2009, the Company purchased 134,000 units of Trevali from a company related by virtue of common officers and directors at a price of $0.75 per unit and allocated $0.57 and $0.18 to each common share and warrant, respectively.  Each unit consists of one common share and one-half of a common share purchase warrant.  Each whole warrant is exercisable to acquire a common share of Trevali at a price of $1.20 per share until December 29, 2010.

On August 31, 2009, the Company purchased 300,000 Trevali common shares at a cost of $185,732.

On October 9, 2009, the Company settled an outstanding $1,000,000 loan to Trevali (advanced on July 30, 2009) on the basis of 1,470,588 units at a price of $0.68 per unit and allocated $0.51 and $0.17 to each common share and warrant, respectively. Each unit consisted of one common share and one-half of a common share purchase warrant. Each warrant is exercisable to acquire an additional common share of Trevali at a price of $1.00 per share until October 9, 2011.

At October 31, 2009, the quoted market value of the Trevali common shares was $0.70 per share, or a total market value for the Company’s shares of $2,908,212 (2008 - $800,000).  Fair value adjustments for the year ended October 31, 2009 amounted to unrealized gain of $294,185 (2008 – an unrealized gain of $595,000), net of tax, recorded as other comprehensive income.  The Company held 4,154,588 common shares, or 9.99% of the issued and outstanding common shares of Trevali as of October 31, 2009.

At October 31, 2009, the fair value of 625,000 Trevali warrants (purchased on May 11, 2009) was $237,500. Fair value adjustments for the year ended October 31, 2009 amounted to an unrealized loss, net of tax, of $12,500.

At October 31, 2009, the fair value of 67,000 Trevali warrants (purchased on May 29, 2009) was $26,800. Fair value adjustments for the year ended October 31, 2009 amounted to an unrealized gain, net of tax, of $2,680.

At October 31, 2009, the fair value of 735,294 Trevali warrants (purchased on October 9, 2009) was $323,529. Fair value adjustments for the year ended October 31, 2009 amounted to an unrealized gain, net of tax, of $73,529.

c)

Wealth Minerals Ltd. (“Wealth”)

On June 2, 2009, the Company purchased 2,841,400 common shares of Wealth Minerals Ltd. (“Wealth”), a related party (note 8), at $0.30 per share.

On October 23, 2009, the Company purchased 2,380,953 units at $1,000,000 and allocated $0.26 and $0.16 to each common share and warrant, respectively. Each unit consisted of one common share and one non-transferable common share purchase warrant, with each warrant being exercisable to acquire one additional common share until October 23, 2011 at an exercise price of $0.60.

During the last quarter of the fiscal year, the Company sold 2,580,500 common shares of Wealth for net proceeds of $855,124 resulting in a gain on sale of $80,974.

At October 31, 2009, the quoted market value of Wealth common shares was $0.47 per share, or a total market value for the Company’s shares of $1,241,671.  Fair value adjustments for the year ended October 31, 2009 amounted to unrealized gain of $528,503, net of tax, recorded as other comprehensive income.  The Company held 2,641,853 shares, or 7% of the issued and outstanding common shares of Wealth as of October 31, 2009.

At October 31, 2009, the total market value of 2,380,953 Wealth warrants (purchased on October 23, 2009) was $666,667. Fair value adjustments for the year ended October 31, 2009 amounted to an unrealized gain, net of tax, of $285,715.

d)

Dorato Resources Inc. (“Dorato”)

In October 2009, the Company purchased 596,000 common shares of Dorato, a related party (note 8) at a cost of $311,825.  Fair value adjustment at the year ended October 31, 2009 amounted to an unrealized gain, net of tax, of $3,447. The Company held 596,000 common shares, or 1.2% of issued and outstanding common shares of Dorato as of October 31, 2009.

During the year ended October 31, 2009, the Company received 100,000 common shares of Ethos valued at $17,000 pursuant to a property option agreement (note 6(a) (vi). This investment is classified as held-for-trading. Fair value adjustments for the year ended October 31, 2009 amounted to an unrealized gain, net of tax, of $11,000.

5.

EQUITY INVESTMENT

	2009	2008
IMM Gold Limited (ownership interest – 15%)	$ -	$ 795,000

Pursuant to a Memorandum of Understanding dated August 8, 2008 (but effective as and from April 25, 2008) between the Company and International Minerals and Mines Ltd., a private Gibraltar company (“IMM”), the Company has the right to acquire up to a 30% interest in IMM Gold Limited (“IMMG”), a subsidiary of IMM, which is presently engaged in reconnaissance exploration programs in the Caucasian Region.  The Company is the manager of the exploration programs, but no properties have yet been acquired by IMMG.  A director of Cardero is a director and significant shareholder of a private company, which is the major shareholder (67%) of IMM (note 8).

The Company acquired a 15% interest in IMMG by issuing to IMM 500,000 common shares upon acceptance for filing of the transaction by the Toronto Stock Exchange (“TSX”) and the NYSE Alternext (“NYSE-A”) The shares were issued on November 24, 2008 valued at $795,000, and the Company received 123,530 ordinary shares of IMMG, representing a 15% interest.  The Company may also be required to issue up to an additional 250,000 common shares as consideration for the initial 15% interest in IMMG if, on November 24, 2009, the volume weighted average trading price for the Company’s common shares on the TSX for the five trading days immediately prior to such date (“Final VWAP”) is less than $1.83.  In such case, the Company is then required to issue to IMM such number of additional common shares of the Company (up to a maximum of 250,000 additional shares) as is equal to the difference between the $1.83 and the Final VWAP, multiplied by 500,000 and divided by the Final VWAP. (note 13)

The Company has the option to acquire an additional 15% of IMMG by issuing an additional 1,000,000 shares to IMM on or before December 31, 2009 (note 13(d)).

For the year ended October 31, 2009, the Company’s share of IMMG’s results of operations amounted to a loss of $199,677 (2008 - $Nil) based upon IMMG’s audited financial statements for the year then ended. After consideration of current market conditions and IMMG’s operating loss, the Company has recorded an impairment charge of $595,323 to reduce the carrying value of the investment to $Nil.

6.

RESOURCE PROPERTIES

The Company’s capitalized acquisition and exploration expenditures on its resource properties are as follows:

	Mexico			Argentina	Peru				Other Areas	Total
	Baja	Other	Total		Pampa de Pongo	Iron Sands/ Marcona	Other	Total
Balance, October 31, 2007	$ 5,577,320	$ 124,954	$ 5,702,274	$ 6,508,333	$ 2,683,199	$ 5,057,939	$ 597,591	$ 8,338,729	$ -	$ 20,549,336

Acquisition costs	1,181,790	173,795	1,355,585	282,238	327,690	330,433	75,973	734,096	-	2,371,919

Deferred exploration costs:
Camp	135,063	49,390	184,453	253,374	342,267	1,322,888	26,052	1,691,207	20,854	2,149,888
Drilling and analysis	32,902	163,713	196,615	331,205	9,761	111,194	-	120,955	-	648,775
Personnel and geology	137,834	66,487	204,321	739,598	329,788	249,166	2,580	581,534	-	1,525,453
	305,799	279,590	585,389	1,324,177	681,816	1,683,248	28,632	2,393,696	20,854	4,324,116
Total expenditures for the year	1,487,589	453,385	1,940,974	1,606,415	1,009,506	2,013,681	104,605	3,127,792	20,854	6,696,035
Total before write-offs	7,064,909	578,339	7,643,248	8,114,748	3,692,705	7,071,620	702,196	11,466,521	20,854	27,245,371
Write-offs – Acquisition costs	-	-	-	(925,502)	-	-	(263,186)	(263,186)	-	(1,188,688)
Write-offs – Exploration costs	-	(208,224)	(208,224)	(3,873,313)	-	-	(95,900)	(95,900)	-	(4,177,437)
Total write-offs	-	(208,224)	(208,224)	(4,798,815)	-	-	(359,086)	(359,086)	-	(5,366,125)
Balance, October 31, 2008	7,064,909	370,115	7,435,024	3,315,933	3,692,705	7,071,620	343,110	11,107,435	20,854	21,879,246

Acquisition costs	102,417	108,871	211,288	7,744	301,254	258,463	95,220	654,937	172,322	1,046,291

Deferred exploration costs:
Camp	48,644	7,931	56,575	79,194	229,958	594,631	6,456	831,045	25,118	991,932
Drilling and analysis	23,560	-	23,560	22,807	-	55,582	89	55,671	-	102,038
Personnel and geology	96,997	204	97,201	64,928	665,741	747,330	28,920	1,441,991	91,053	1,695,173
Total exploration costs	169,201	8,135	177,336	166,929	895,699	1,397,543	35,465	2,328,707	116,171	2,789,143
Total expenditures for the year	271,618	117,006	388,624	174,673	1,196,953	1,656,006	130,685	2,983,644	288,493	3,835,434
Costs recovered–Acquisition	-	(192,627)	(192,627)	-	(1,552,292)	-	-	(1,552,292)	-	(1,744,919)
Costs recovered-Exploration	-	(62,516)	(62,516)	-	(3,337,366)	-	-	(3,337,366)	-	(3,399,882)
Total before write-offs	7,336,527	231,978	7,568,505	3,490,606	-	8,727,626	473,795	9,201,421	309,347	20,569,879
Write-offs – Acquisition costs	-	-	-	(1,162,834)	-	-	(238,597)	(238,597)	-	(1,401,431)
Write-offs – Exploration costs	-	-	-	(1,433,658)	-	-	(235,198)	(235,198)	-	(1,668,856)
Total write-offs	-	-	-	(2,596,492)	-	-	(473,795)	(473,795)	-	(3,070,287)
Balance, October 31, 2009	$ 7,336,527	$ 231,978	$ 7,568,505	$ 894,114	$ -	$ 8,727,626	$ -	$ 8,727,626	$ 309,347	$ 17,499,592
Represented by:
Acquisition costs	$ 3,264,667	$ 52,493	$ 3,317,160	$ 181,525	$ -	$ 2,037,008	$ -	$ 2,037,008	$ 172,322	$ 5,708,015
Exploration costs	4,071,860	179,485	4,251,345	712,589	-	6,690,618	-	6,690,618	137,025	11,791,577
Balance, October 31, 2009	$ 7,336,527	$ 231,978	$ 7,568,505	$ 894,114	$ -	$ 8,727,626	$ -	$ 8,727,626	$ 309,347	$ 17,499,592

(a)

Mexico

The properties in Mexico consist of the following:

i.

               Baja IOCG Project, Baja California State, Mexico

Pursuant to an agreement dated December 1, 2002 (as amended by agreements dated November 26, 2003 and June 30, 2005) between the Company and Anglo (the “Anglo Agreement”), Anglo agreed to manage and fund exploration expenditures for the identification and acquisition of not less than one mineral concession within an area of interest measuring approximately 50,050 square kilometres in size.  Anglo could earn a 70% interest in the mineral concession(s) so acquired, as well as in certain previously acquired mineral concessions held by the Company, and a 70% interest in a new Mexican company to be formed to hold such concessions, by incurring aggregate exploration expenditures of not less than USD 3,700,000, as follows:

-

USD 200,000 on or before December 1, 2003 (incurred);

-

USD 800,000 on or before December 1, 2004 (incurred);

-

USD 1,200,000 on or before December 1, 2005 (incurred); and

-

USD 3,700,000 on or before December 1, 2006 (see below).

Upon Anglo incurring an aggregate USD 3,700,000 of exploration expenditures, a joint venture would be formed, with each party required to contribute its pro rata share of all future exploration expenditures.  A non-participating party can be diluted to a minimum 10% working interest, below which percentage its interest would be automatically converted to a 5% net profit interest.

Pursuant to an amending agreement dated June 30, 2005 between the Company and Anglo, the Company assumed operation of the project. Under the terms of the amending agreement, the Company was required to incur exploration expenditures of not less than USD 500,000 within a 12-month period and, upon doing so, earned an additional 10% interest, thereby increasing its retained interest in the project to 40% upon the exercise by Anglo of its option.  Upon having incurred the required USD 500,000 in exploration expenditures, the Company could either elect to terminate its expenditure period by delivering a resumption notice to Anglo, or to elect to remain as operator and continue to incur exploration expenditures. If the Company elected to continue incurring exploration expenditures following the USD 500,000 having been incurred, it would earn an additional one-tenth of one percent (0.1%) interest for each additional USD 10,000 of exploration expenditures incurred.  If the Company elected to continue incurring exploration expenditures, at such time as it has incurred an aggregate of USD 1,400,000 (and has thereby increased its retained interest to 49% upon the exercise by Anglo of its option), it was required to deliver an election request notice to Anglo.  Upon receipt by Anglo of a resumption notice or an election request notice, Anglo was required to (unless it otherwise so elected) immediately resume incurring aggregate exploration expenditures of USD 3,700,000 in order to earn its interest in the project (which will range from 60% to 51%, depending upon the amount of exploration expenditures incurred by the Company prior to the delivery of a resumption notice) with the original exploration expenditure dates extended to take into account the time the Company acted as operator.  If the Company delivered a resumption notice, or if the Company delivered an election request notice and Anglo elected to continue incurring exploration expenditures, and thereafter Anglo fails to maintain its option in good standing, the Company could terminate the agreement.  If the Company delivered an election request notice and Anglo did not elect to resume incurring exploration expenditures, the agreement would be automatically terminated. In either case, in the event of termination, the Company would retain its 100% interest in the project, with Anglo having no residual interest therein.

Effective May 30, 2006, Anglo elected to terminate the Anglo Agreement and thereby forfeited any interest in, or rights to earn any interest in, the mineral concessions that were the subject of that agreement.  Accordingly, the Company is now the owner of a 100% interest in the concessions comprising the Baja IOCG Project.  The Company is presently seeking a joint venture partner for the property, but may elect to carry out a further work program on its own if it is unsuccessful in doing so.

On May 20, 2004, Western Telluric Resources Inc. (“WTR”) and Minera Olympic, S. de R.L. de C.V. (“Minera”) (collectively, the “Plaintiffs”) commenced an action (the “Action”) in the British Columbia Supreme Court (Vancouver Registry, No. S042795) against the Company and James Dawson, Murray McClaren and their respective companies, Dawson Geological Consultants Ltd. and 529197 B.C. Ltd. (carrying on business as Crockite Resources).  The relief claimed against the Company is the setting aside of an agreement dated December 12, 2001 between the Company and Minera regarding the acquisition of mineral concessions.  The Company filed a Statement of Defence, in which it denied any liability, as well as a counterclaim (the “Counterclaim”) against the Plaintiffs.  Pursuant to an agreement dated October 17, 2007 (“Settlement Agreement”) among the Plaintiffs, the Company and all other parties to the various actions, all actions (including the Action and the Counterclaim) have been settled. As its part of the settlement, the Company has agreed to issue an aggregate of 500,000 shares to WTR and to grant to WTR a 1.5% net smelter return (“NSR”) royalty over its existing and future acquired Baja California properties, of which the Company can acquire one-half (0.75%) for the price of $2,000,000.  Fulfillment by the Company of its obligations under the Settlement Agreement was subject to the acceptance for filing thereof by the TSX (received on November 20, 2007) and the NYSE-A (formerly, the American Stock Exchange) (received on November 13, 2007).  Effective May 23, 2008, the transaction closed and the 500,000 shares were released to WTR.

The Company considers this an active property, and plans a work program during the fiscal year ending October 31, 2010.

ii.

              Franco Project, San Luis Potosi State, Mexico

Pursuant to an agreement dated August 29, 2003, as accepted on September 3, 2003, and amended by agreements dated October 1, 2004 and September 13, 2005, between the Company and a private Mexican company, the Company can acquire a 100% interest (subject to a 2% NSR retained by the vendor) in the Franco Project, San Luis Potosi State, Mexico, upon completion of the following:

Payments aggregating USD 1,145,000, as follows:

-

USD 65,000 on or before January 13, 2005 (paid);

-

USD 30,000 on or before October 3, 2005 (postponed due to force majeure);

-

USD 100,000 on or before October 3, 2006 (postponed due to force majeure);

-

USD 150,000 on or before October 3, 2007 (see below); and

-

USD 800,000 on or before October 3, 2008 (see below).

Exploration expenditures on the property aggregating USD 1,050,000, as follows:

-

USD 50,000 on or before October 3, 2005 (postponed due to force majeure);

-

USD 200,000 on or before October 3, 2006 (postponed due to force majeure);

-

USD 300,000 on or before October 3, 2007 (see below); and

-

USD 500,000 on or before October 3, 2008 (see below).

If the Company terminates the agreement before incurring USD 250,000 of exploration expenditures, then the Company is required to pay to the vendor the difference between USD 250,000 and the amount of exploration expenditures actually incurred.  The Company can buy one-half (being 1%) of the NSR retained by the vendor at any time for USD 2,000,000.

On November 18, 2005, as a result of the inability of the Company to obtain safe and unrestricted access to the Franco property in order to carry out exploration work, the Company declared an event of force majeure, effective as and from September 19, 2005, thereby suspending all ongoing obligations to make payments to the vendor or to incur any exploration expenditures.  The Company is attempting to resolve the issues giving rise to the force majeure but has, as of October 31, 2009, been unable to do so.

During the year ended October 31, 2007, the Company wrote off its remaining investment in the property in the amount of $361,698.

iii.

              Corrales Property, Chihuahua State, Mexico

The Corrales property consists of one exploitation concession (100 hectares) located in the Municipality of Lopez, Chihuahua State, plus an additional 8,400-hectare exploration concession held 100% by the Company.

Pursuant to an agreement dated October 23, 2007 between the Company and three Mexican individuals, the Company has been granted a five-year lease of the exploitation concession, with the right to purchase a 100% interest by making aggregate payments of USD 657,000 over five years to October 23, 2012, as follows:

-

USD 24,000 on execution (paid);

-

USD 18,000 on or before January 23, 2008 (paid);

-

USD 15,000 on or before October 23, 2008 (paid);

-

USD 60,000 on or before October 23, 2009 (note 6 (a) (vi));

-

USD 90,000 on or before October 23, 2010;

-

USD 100,000 on or before October 23, 2011; and

-

USD 350,000 on or before October 23, 2012.

The Company has granted to a public company the option to acquire up to a 70% interest in the Corrales property (see note 6(a)(vi)).

iv.

              Santa Teresa Property, Coahuila State

The Santa Teresa property consists of 8,715 hectares of exploration concessions held 100% by the Company.

The Company has granted to a public company the option to acquire up to a 70% interest in the Santa Teresa property (note 6(a)(vi)).

v.

               Calera Property, Chihuahua State

The Calera property consists of 425 hectares of exploration concessions held by the Company under option from third parties plus an additional 9,700 hectares of exploration concessions held 100% by the Company. The option agreements with third parties require the following payments in order for the Company to acquire a 100% interest:

-

270 hectares – aggregate payments of USD 785,000 over 5 years to June 3, 2013 (USD 50,000 paid to date);

-

130 hectares – aggregate payments of USD 1,350,000 over 3 years to May 9, 2011 (USD 75,000 paid to date); and

-

25 hectares – aggregate payments of USD 1,310,000 over 5 years to June 3, 2013 (USD 7,000 paid to date).

Based on the difficulty of accessing the property in order to carry on exploration activities, the Company has terminated the option agreements.  Accordingly, the Company wrote down its investment in this property by $208,224 at October 31, 2008.

vi.

               Ethos Capital Corp. Option/Joint Venture, Mexico

The Company signed a letter of intent dated June 12, 2008, as amended October 9, 2008, (“LOI”) with Ethos Capital Corp. (“Ethos”), a capital pool company listed on the TSX Venture Exchange (“TSXV”), pursuant to which Ethos has been granted an option to earn an interest in the Company’s Corrales and Santa Teresa Silver-Lead-Zinc projects in Mexico (notes 6(a)(iii) and (iv).

Pursuant to the LOI, Ethos has an exclusive option to earn an undivided 70% interest in the Corrales and Santa Teresa properties by:

(a)

paying to the Company the sum of $500,000, as follows:

(i)

$100,000 by July 17, 2009 (the “Acceptance Date”) , which is five days after the LOI is accepted for filing by the TSXV (received August 18, 2009);

(ii)

an additional $150,000 by the day, which is one year after the Acceptance Date;

(iii)

an additional $250,000 by the day, which is two years after the Acceptance Date;

(b)

delivering to the Company 1,434,000 Ethos common shares, as follows:

(i)

100,000 shares with a fair value of $17,000 on the Acceptance Date (received);

(ii)

266,800 shares by the day, which is one year after the Acceptance Date;

(iii)

an additional 466,900 shares by the day, which is two years after the Acceptance Date; and

(iv)

an additional 600,300 shares by the day, which is three years after the Acceptance Date; and

(c)

maintaining the properties (including making all required payments pursuant to the underlying option agreements) in good standing during the option period.

Following the exercise of the option by Ethos, the Mexican subsidiaries of Ethos and the Company will enter into a joint venture, with each party being responsible for its ongoing share of further expenditures.  If the interest of a participant is diluted to 10% or less, the interest of that participant will be converted to a 10% net profits interest royalty.

During the year ended October 31, 2009, the Company received $255,143 from Ethos, comprised of $138,143 of expenditure reimbursement and $117,000 of option payments.

(b)

Argentina

i.

Olaroz Silver Project, Jujuy Province, Argentina, consisting of the following concessions:

Olaroz Chico and Tola Concessions, Jujuy Province, Argentina

Pursuant to an agreement dated May 8, 2002 (as amended on August 8, 2002) between the Company and two Argentinean individuals, the Company had the right to earn a 100% interest (subject to a 2% NSR payable to the vendors) in two concessions upon making an aggregate of USD 475,000 in payments.  During the fiscal year ended October 31, 2004, the Olaroz Chico and Tola Concessions were abandoned and $97,370 in associated acquisition and exploration costs were written off.  During the year ended October 31, 2006, the balance of the property costs of $155,015 were written off.

ii.

Chingolo Silver Project, Jujuy Province, Argentina, consisting of the following concessions:

-

Cavok Property, Jujuy Province, Argentina

Pursuant to an agreement dated May 22, 2002 between the Company and a private Argentinean company, the Company has the right to acquire a 100% interest in three mineral concessions in Jujuy Province, Argentina, by making a payment of USD 10,000 on or before October 18, 2002 (paid) and issuing an aggregate of 250,000 common shares, as follows:

-

50,000 common shares on or before October 18, 2002 (issued);

-

100,000 common shares on or before October 18, 2003 (issued); and

-

100,000 common shares on or before October 18, 2006 (issued).

Two of these concessions form part of the Olaroz Silver Project (note 6(b)(i)) and, during the fiscal year ended October 31, 2004, these two concessions were written down by $4,381,701 to a nominal value of $1.  The third concession forms part of the Chingolo Silver Project.  During the year ended October 31, 2009, the Company relinquished or abandoned, or commenced the process of relinquishing or abandoning, all properties relating to its investment in the Chingolo Project, resulting in a charge to operations of $679,055 during the year ended October 31, 2009.

-

Cozzi Property, Jujuy Province, Argentina

Pursuant to an agreement dated December 9, 2002 between the Company and an Argentinean individual, the Company purchased a 100% interest in three mineral concessions located in Jujuy Province, Argentina, in consideration of 100,000 common shares (issued) to such individual.

The Company considers the Chingolo Silver Project to be an active property although the Company is presently seeking a joint venture partner and no work by the Company is planned for the fiscal year ending October 31, 2010.

During the year ended October 31, 2007, the Company wrote off its remaining investment in the property in the amount of $5,600.

iii.

Huachi Property, Argentina

Pursuant to an agreement dated June 13, 2005 between the Company and a private Argentinean company, the Company can acquire a 100% interest in 30 mining concessions referred to as the Huachi Property in the Province of San Juan, Argentina.  In order to maintain the option in good standing and to be permitted to carry out exploration activities prior to such exercise, the Company is required to make payments and incur exploration expenditures as follows:

Payments of USD 5,500,000, as follows:

-

USD 70,000 on June 13, 2005 (paid);

-

USD 70,000 on or before April 13, 2006 (paid);

-

USD 200,000 on or before June 13, 2007 (paid);

-

USD 600,000 on or before April 13, 2008 (renegotiated to USD 110,000, which was paid);

-

USD 1,000,000 on or before June 13, 2009 (see below); and

-

USD 3,560,000 on or before June 13, 2010.

Exploration expenditures of USD 2,000,000, as follows:

-

USD 750,000 on or before December 13, 2007 (incurred); and

-

USD 1,250,000 on or before June 13, 2010.

Pursuant to an agreement dated November 30, 2006 between the Company and an Argentinean individual, the Company can acquire a 50% interest in one mining concession (mina) adjacent to the 30 Huachi concessions noted above.  In order to maintain the option in good standing, to be permitted to carry out exploration activities prior to such exercise, and to exercise the option, the Company is required to make aggregate payments of USD 965,000 to the vendor, as follows:

-

USD 5,000 on signing (paid);

-

USD 10,000 on November 30, 2007 ( paid);

-

USD 50,000 on November 30, 2008 (see below);

-

USD 150,000 on November 30, 2009;

-

USD 250,000 on November 30, 2010; and

-

USD 500,000 on November 30, 2011.

The Company has relinquished or abandoned, or is in the process of relinquishing or abandoning, all properties relating to its investment in the Huachi Project, resulting in a charge to operations of $1,917,437 during the year ended October 31, 2009.

iv.

Sediment Hosted Vein (SHV) Project, Northwestern Argentina

During the year ended October 31, 2006, the Company acquired interests in, or the right to acquire an interest in, 11 separate properties that, together, make up the Company’s SHV Project.

Pursuant to an agreement made and entered into effective September 1, 2007, the Company and Newmont Ventures Limited, a subsidiary of Newmont Mining Corporation, entered into an exploration alliance.  The Cardero/Newmont exploration alliance operates within the northern portion of the Company’s SHV project area (“Alliance Area”).  The Alliance Area covers approximately 36,000 square kilometres.  Pursuant to the alliance agreement, in Phase I Newmont and the Company will jointly fund USD 1,500,000 in exploration expenditures within the Alliance Area on or before September 1, 2010.  If the parties elect to continue after Phase I, then the Company will be responsible for incurring an additional USD 1,500,000 in Phase II expenditures in the Alliance Area.  The funding for such expenditures will come from a private placement by Newmont in the Company in that amount (at a price per unit equal to the 30 trading day closing average price of the Company’s common shares at that time).  If the parties elect to continue after Phase II, then the Company will be responsible for funding an additional USD 1,500,000 in Phase III expenditures in the Alliance Area.  The funding for such expenditures will come from the exercise by Newmont of the warrants received in the Phase II private placement (which will have an exercise price of 150% of the unit subscription price in Phase II).

The Company is the manager of the Alliance, and is entitled to charge a 10% management fee.  Any properties acquired by the Alliance will be held, initially, 50:50 by the Company and Newmont, subject to dilution for failure to contribute to ongoing exploration.  As of October 31, 2008, arrangements had been made to terminate the Alliance, accordingly, the Company wrote off its investment therein resulting in a charge to operations of $267,157.  No properties were acquired on behalf of the Alliance.  On January 3, 2009, the Company received the formal notification from Newmont confirming the mutual termination of the Argentina SHV Alliance agreement and related joint venture.

Details of the existing SHV Project properties held by the Company (none of which are included within the Newmont-Cardero Alliance) are as follows:

a.

Incahuasi Property, Catamarca Province, Argentina.  The Incahuasi Property presently consists of two separate project areas – Incahuasi and San Antonio.  The Incahuasi project consists of five minas (exploitation concession), four cateos (exploration concession) and one tailings concession (approximately 2,832 hectares) located in Catamarca Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement with an Argentinean individual dated April 29, 2006, the Company has the option to acquire a 100% interest in four minas (two of which form part of the Incahuasi project area and two of which form part of the San Antonio project area) and one tailings concession by making aggregate payments of USD 1,410,000 over five years, as follows:

-

USD 50,000 on or before November 29, 2006 (paid);

-

USD 60,000 on or before May 29, 2007 (paid);

-

USD 100,000 on or before May 29, 2008 (see below);

-

USD 200,000 on or before May 29, 2009;

-

USD 400,000 on or before May 29, 2010; and

-

USD 600,000 on or before May 29, 2011.

The property is subject to a 2% NSR to the vendor, which the Company can purchase at any time for USD 500,000.  Pursuant to an agreement dated April 29, 2006 between the Company and the vendor of the foregoing properties, the Company and the vendor have also applied for three abandoned minas originally held by a third party in which each of the Company and the vendor will have an initial 50% interest (subject to the grant thereof by the applicable mining tribunal).  The Company will acquire the 50% interest of the vendor in such minas upon the exercise of the option with respect to the vendor’s properties as set out above.  The Company has the right to acquire the vendor’s 50% interest by making aggregate payments of USD 1,410,000 over five years, as follows:

-

USD 20,000 on or before September 19, 2006 (paid);

-

USD 30,000 on or before March 29, 2007 (paid);

-

USD 60,000 on or before September 19, 2007 (paid);

-

USD 100,000 on or before September 19, 2008 (see below);

-

USD 200,000 on or before September 19, 2009;

-

USD 400,000 on or before September 19, 2010; and

-

USD 600,000 on or before September 19, 2011.

The property is subject to a 2% NSR to the vendor, which the Company can purchase at any time for USD 500,000.

The San Antonio project area consists of two minas (being acquired subject to the first agreement noted above) plus two additional cateos surrounding such minas owned 100% by the Company.

Based on results received to date, the Company has terminated the foregoing option agreements and is in the process of relinquishing the two surrounding cateos (368 hectares) that are 100% owned by the Company.  Accordingly, the Company wrote off its investment in this property during the year ended October 31, 2008, resulting in a charge to operations of $1,666,725.

b.

Salar de Oro Property, Jujuy Province, Argentina.  The Salar de Oro Property consists of three project areas – Salar de Oro, Salar de Oro North and Salar de Oro East.  The Salar de Oro Project area consists of three contiguouscateos and eleven minas (approximately 38,501 hectares) located in Jujuy Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement dated July 11, 2006 (as amended April 16, 2007 and September 5, 2007) between the Company and a private Argentinean company, the Company has the option to acquire a 100% interest (excluding surficial placer rights) in the 11 minas by making aggregate payments of USD 2,470,000 over four years to May 3, 2010, as follows:

-

USD 35,000 on April 4, 2006 (paid);

-

USD 67,500 on September 3, 2007 (paid);

-

USD 67,500 on November 4, 2007 (paid);

-

USD 300,000 on or before May 3, 2008 (see below);

-

USD 300,000 on or before May 3, 2009; and

-

USD 1,700,000 on or before May 3, 2010.

In addition to the foregoing, the Company has staked and applied for three cateos surrounding the foregoing property.

The Salar de Oro North project area consists of six minas and one cateo applied for by the Company (approximately 21,521 hectares).  The Salar de Oro East project area consists of one cateo applied for by the Company (approximately 496 hectares).

During the year ended October 31, 2008, the property was abandoned and $692,179 in associated acquisition and exploration costs was written off.

c.

Il Torno Property, Jujuy Province, Argentina.  The Il Torno Property consists of four minas (approximately 5,046 hectares) located in Jujuy Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement dated October 3, 2006 between the Company and an Argentinean individual, the Company has the option to acquire a 100% interest (excluding surficial placer rights to a portion of the property for four years) in the four minas for USD 3,000,000.  In order to maintain the option in good standing and to be able to explore the property prior to the exercise of the option (which must be exercised, if at all, on or before December 3, 2010), the Company is required to make the following payments to maintain the option in good standing:

-

USD 30,000 on signing (paid);

-

USD 30,000 on or before April 3, 2007 (see below);

-

USD 50,000 on or before October 3, 2007;

-

USD 50,000 on or before April 3, 2008;

-

USD 100,000 on or before October 3, 2008;

-

USD 100,000 on or before April 3, 2009;

-

USD 100,000 on or before October 3, 2009;

-

USD 100,000 on or before April 3, 2010;

-

USD 150,000 on or before October 3, 2010; and

-

USD 200,000 on or before December 3, 2010.

The balance of the purchase price (USD 3,000,000 less any payments made as provided above) is due upon the exercise of the option.  The property is subject to a 2% NSR to the vendor, which the Company can purchase at any time for USD 2,000,000.  The Company is required (subject to receipt of approval of the required environmental impact statement) to commence prospecting work on or before January 3, 2007, and to formulate and implement a work program on the property on or before October 3, 2007.  As of October 31, 2007, the Company abandoned the property and wrote off its remaining investment in the property in the amount of $161,008.

d.

Rinconada North Property, Jujuy Province, Argentina.  The Rinconada North Property presently consists of three cateos (approximately 7,071 hectares) located in Jujuy Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement with a private Argentinean company dated May 2, 2006, the Company has the option to acquire a 100% interest in one cateo (excluding surficial placer rights for a period of five years) by making aggregate payments of USD 350,000 over five years, as follows:

-

USD 7,000 on or before June 2, 2006 (paid);

-

USD 14,000 on or before November 2, 2006 (paid);

-

USD 14,000 on or before June 2, 2007 (paid);

-

USD 28,000 on or before June 2, 2008 (see below);

-

USD 56,000 on or before June 2, 2009;

-

USD 91,000 on or before June 2, 2010; and

-

USD 140,000 on or before June 2, 2011.

Pursuant to an agreement dated May 2, 2006 between the Company and four Argentinean individuals (as amended by an agreement dated May 17, 2006), the Company has the option to acquire a 100% interest in two minas and one cateo (excluding surficial placer rights for a period of five years) by making aggregate payments of USD 500,000 over five years, as follows:

-

USD 10,000 on or before June 2, 2006 (paid);

-

USD 20,000 on or before November 2, 2006 (paid);

-

USD 20,000 on or before May 2, 2007(see below);

-

USD 40,000 on or before May 2, 2008;

-

USD 80,000 on or before May 2, 2009;

-

USD 130,000 on or before May 2, 2010; and

-

USD 200,000 on or before May 2, 2011.

Effective April 20, 2007, the Company terminated the second agreement noted above and returned the property to the vendors.  In addition to the one mina subject to the first option agreement noted above, the Company has staked and applied for two additional cateos.  As of October 31, 2007, the Company abandoned the property and wrote off its remaining investment in the property in the amount of $165,257.

e.

Rinconada Property, Jujuy Province, Argentina.  The Rinconada Property presently consists of three minas and five cateos (approximately 23,759 hectares) located in Jujuy Province, Argentina, and acquired by the Company as follows:

Pursuant to an agreement with a private Argentinean company dated September 19, 2006, the Company has the option to acquire a 100% interest in one mina by making aggregate payments of USD 380,000 over five years, as follows:

-

USD 18,000 on or before September 19, 2006 (paid);

-

USD 12,000 on or before February 19, 2007 (paid);

-

USD 20,000 on or before September 19, 2007 (paid);

-

USD 40,000 on or before September 19, 2008 (see below);

-

USD 70,000 on or before September 19, 2009;

-

USD 90,000 on or before September 19, 2010; and

-

USD 130,000 on or before September 19, 2011.

Pursuant to an agreement dated May 2, 2006 between the Company and an Argentinean individual, the Company has the option to acquire a 100% interest in two minas for USD 940,000.  In order to maintain the option in good standing and to be able to explore the property prior to the exercise of the option (which must be exercised, if at all, on or before September 2, 2010), the Company is required to make the following payments:

-

USD 15,000 on or before June 2, 2006 (paid);

-

USD 15,000 on or before July 2, 2006 (paid);

-

USD 15,000 on or before August 2, 2006 (paid);

-

USD 15,000 on or before November 2, 2006 (paid);

-

USD 60,000 on or before August 2, 2007 (paid);

-

USD 60,000 on or before April 2, 2008 (paid);

-

USD 60,000 on or before November 2, 2008 (see below);

-

USD 80,000 on or before November 2, 2009;

-

USD 80,000 on or before February 2, 2010; and

-

USD 600,000 on or before September 2, 2010.

In addition to the foregoing, the Company has staked and applied for five cateos adjoining the foregoing property (four of which were previously referred to as the “El Carmen” project).  This property has been abandoned and written off as of October 31, 2008 (see SHV write-down note below).

f.

Oros Mayo Property, Jujuy Province, Argentina.  The Oros Mayo Property presently consists of one cateo (approximately 4,010 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor.  This property has been written off as of October 31, 2008 (see SHV write-down note below).

g.

5C1 South Property, Jujuy Province, Argentina.  The 5C1 South Property presently consists of one cateo (approximately 8,778 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor.  This property has been written off as of October 31, 2008 (see SHV write-down note below).

h.

Rosario Sur, Jujuy Province, Argentina.  The Rosario Sur Property presently consists of two cateos (approximately 2,603 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor.  This property has been written off as of October 31, 2008 (see SHV write-down note below).

i.

Rosario Norte Property, Jujuy Province, Argentina.  The Rosario Norte Property presently consists of two cateos (approximately 8,757 hectares) located in Jujuy Province, Argentina, and acquired by the Company through the staking and application therefor.  This property has been written off as of October 31, 2008 (see SHV write-down note below).

j.

Zenteno Property, Salta Province, Argentina.  The Zenteno Property presently consists of one mina located in Salta Province (approximately 986 hectares) acquired by the Company from an Argentinean individual for aggregate payments of USD 22,750.  This property has been abandoned and written off as of October 31, 2008 (see SHV write-down note below).

k.

Mina Azules Property, Jujuy Province, Argentina.  The Mina Azules property presently consists of two minas (360 hectares) located in Jujuy Province.  Pursuant to an agreement dated August 10, 2007 between the Company and an Argentinean individual, the Company may acquire a 100% interest in the minas for aggregate payments of USD 1,410,000 over 38 months, as follows:

-

USD 20,000 on execution (paid);

-

USD 50,000 on or before August 10, 2008 (see below);

-

USD 110,000 on or before August 10, 2009;

-

USD 230,000 on or before February 10, 2010; and

-

USD 1,000,000 on or before October 10, 2010.

The Company terminated the agreement and wrote off its investment during the year ended October 31, 2008 (see SHV write-down note below).

l.

La Poma Property, Salta Province, Argentina.  The La Poma property presently consists of six minas (approximately 3,803 hectares) located in Salta Province.  Pursuant to an agreement dated October 1, 2007 between the Company and two Argentinean individuals, the Company may acquire a 100% interest in the minas for aggregate payments of USD 1,170,000 over five years, as follows:

-

USD 20,000 on or before October 11, 2007; (paid)

-

USD 100,000 on or before October 1, 2008 (see below);

-

USD 150,000 on or before October 1, 2009;

-

USD 200,000 on or before October 1, 2010;

-

USD 350,000 on or before October 1, 2011; and

-

USD 350,000 on or before October 1, 2012.

The Company terminated the agreement and wrote off its investment of $293,672 during the year ended October 31, 2008.

m.

Faja Eruptiva Norte, Jujuy Province, Argentina.  The Faja Eruptiva Norte Property presently consists of two cateos (approximately 10,400 hectares) located in Jujuy Province, Argentina, and acquired by the Company through staking and application therefor.  This property has been abandoned and written off as of October 31, 2008 (see SHV write-down note below).

n.

Faja Eruptiva Sur, Jujuy Province, Argentina.  The Faja Eruptiva Sur Property presently consists of two cateos (approximately 9,696 hectares) located in Jujuy Province, Argentina, and acquired by the Company through staking and application therefor.  This property has been written off as of October 31, 2008 (see SHV write-down note below).

As of October 31, 2008, the Company has relinquished or abandoned, or is in the process of relinquishing or abandoning, all properties relating to its investment in the SHV Argentina Project, resulting in a charge to operations of $1,783,208 in addition to amounts shown separately above.

v.

Other Argentinean Properties

a.

Organullo Property, Salta Province, Argentina

Pursuant to an agreement dated October 1, 2004 between the Company and an Argentinean individual, the Company purchased a 100% interest in eight minas in Salta Province, Argentina, in consideration of the issuance of 70,000 common shares.  These common shares were issued during the fiscal year ended October 31, 2005.

The Company considers this an active project, with a work program currently planned for the fiscal year ending October 31, 2010.

b.

Los Manantiales Property (formerly “Mina Angela”), Chubut Province, Argentina

Pursuant to an agreement dated April 25, 2004 between the Company and a private Argentinean company, the Company can acquire a 100% interest in 44 mineral concessions in Chubut Province, Argentina, subject to a 1% NSR to the vendor, in consideration of aggregate cash payments to the vendor of USD 400,000, as follows:

-

USD 50,000 on or before April 25, 2005 (paid);

-

USD 50,000 on or before April 25, 2006 (renegotiated, with $10,000 paid on April 25, 2006 and the balance of USD40,000 paid in October 2006);

-

USD 150,000 on or before April 25, 2007 (paid); and

-

USD 150,000 on or before April 25, 2008 (paid).

The Company has the option to purchase the 1% NSR royalty from the vendor for the sum of USD 500,000 at any time.

Pursuant to a binding LOI dated March 12, 2007, the Company has granted to a public company the option to acquire up to a 70% interest in the property.  Pursuant to the LOI, the optionee had a period of 60 days to carry out due diligence.  The Company received a payment of USD 40,000 on the signing of the LOI, which was refundable to the optionee if it declined to proceed.  The optionee elected to proceed.  The optionee may earn an initial 60% interest in the property by incurring an aggregate of USD 3,500,000 in expenditures over four years (including making all payments required pursuant to the underlying agreement).  Upon the optionee having earned an initial 60% interest, the Company may elect to either participate at its 40% interest level, or request the optionee to fund the preparation of a bankable feasibility study within four years of such request and thereby earn an additional 10% interest in the joint venture.  Upon such request being made by the Company, the optionee may elect to fund the bankable feasibility study.  If it does so, it will earn the additional 10% interest upon completion of the bankable feasibility study.  Following the formation of the joint venture and the completion of its earn-in requirements by the optionee, each participant is responsible for funding its share of joint venture expenditures.  If it does not do so, its interest will be diluted.  Upon the interest of a participant being diluted to less than 10%, such interest will be converted to a 2% NSR.

In June 2007, the optionee elected to make all remaining payments required under the underlying agreement, and thereby permit the Company to exercise the option and acquire the property (subject to the 1% NSR royalty).  The property has been transferred to the Company.  On December 3, 2008, the optionee terminated the option and returned all interest in the property to the Company.

c.

Pirquitas Property, Jujuy Province, Argentina

The Pirquitas Property consists of one cateo (approximately 4,382 hectares) near the town of Minas Pirquitas.  The property was acquired by the Company through staking and application therefor.

The Company has entered into an agreement dated July 9, 2009 with a private Australian company, whereby the optionee may earn a 55% interest in the Pirquitas Property by incurring exploration expenditures of USD 1,000,000 over four years, of which USD 50,000 must be incurred in the first year. The effective date of the agreement is July 14, 2009. Following the optionee having earned its interest, the parties will enter into a joint venture, and thereafter each party is required to contribute its proportional share of further expenditures or be diluted on a straight-line basis.

(c)

Peru

i.

Marcona Project, Lucanas, Nazca and Caraveli Provinces, Peru (Carbonera and Daniella Properties)

Pursuant to option agreements dated October 1, 2003 and October 23, 2003 between the Company and a private Peruvian company, the Company acquired mineral concessions covering approximately 30,000 hectares in Lucanas, Nazca and Caraveli Provinces, Peru.  Approximately 10,500 hectares of these concessions are subject to an underlying agreement with Rio Tinto Mining and Exploration Limited (“Rio Tinto”).  The private company holds the exclusive right and option to acquire a 100% interest from Rio Tinto, subject to a 0.5% NSR to Rio Tinto, by incurring USD 450,000 in exploration expenditures over three years ending August 22, 2006 and by paying Rio Tinto USD 500,000 (of which USD 50,000 has been paid) on or before January 27, 2008.  The Company can earn a 100% interest in all 30,000 hectares by assuming and performing all commitments to Rio Tinto pursuant to the underlying agreement, paying the vendor an aggregate of USD 120,000 (paid) and issuing an aggregate of 650,000 common shares to the vendor, as follows:

-

150,000 common shares on TSXV acceptance (issued);

-

100,000 common shares on or before May 28, 2004 (issued);

-

200,000 common shares on or before November 28, 2004 (issued); and

-

200,000 common shares on or before November 28, 2005 (issued).

The Company determined not to exercise the option from Rio Tinto, and terminated the underlying agreement with Rio Tinto.  In addition, the Company abandoned all but five of the concessions (3,200 hectares) held by Koripampa (which retained concessions form part of the Company’s Iron Sands project (see note 6(c)(iv)).  Accordingly, as of October 31, 2007, the Company wrote down its investment in the property by $1,890,172.

ii.

Pampa de Pongo Property, Caraveli Province, Peru

Pursuant to an option agreement dated February 2, 2004 between the Company and a private Peruvian company, the Company can acquire a 100% interest in mineral concessions covering approximately 7,970 hectares in Caraveli Province, Peru.  The private Peruvian company holds the exclusive right and option to acquire a 100% interest in these concessions from Rio Tinto in consideration of the payment to Rio Tinto of aggregate payments of USD 500,000 over four years as follows:

-

USD 50,000 on or before January 27, 2005 (paid);

-

USD 50,000 on or before January 27, 2006 (paid);

-

USD 100,000 on or before January 27, 2007 (paid); and

-

USD 300,000 on or before January 27, 2008 (paid).

The Company can earn a 100% interest in the property by assuming all of the obligations of the private company pursuant to the underlying agreement with Rio Tinto, and making the following payments and share issuances:

Payments aggregating USD 130,900 as follows:

-

USD 65,900 on or before March 12, 2004 (for back taxes on the property) (paid); and

-

USD 65,000 on or before March 12, 2004 (paid).

Issuance of an aggregate of 70,000 common shares, as follows:

-

35,000 shares on or before March 12, 2004 (issued); and

-

35,000 shares on or before September 12, 2004 (issued).

In January 2008, the Company gave notice to Rio Tinto that it was exercising the option, and made the final USD 300,000 payment as required to do so.  Rio Tinto transferred title to the concessions to a Peruvian subsidiary of the Company in November 2008, subject to their continuing right of first refusal concerning any disposition of these concessions by the Company.

In the summer of 2008, the Company made applications for ten additional concessions surrounding the Rio Tinto concessions (19,900 hectares), all of which form part of the Pampa de Pongo property.

On October 24, 2008, the Company entered into an agreement with Nanjinzhao Group Co., Ltd., (“Nanjinzhao”), a private Chinese enterprise located in Zibo City, Shandong Province, PRC, whereby the Company agreed to sell the Pampa de Pongo property to Nanjinzhao for USD 200 million (subject to Rio Tinto declining to exercise its right of first refusal in respect thereof).  The agreement requires an initial deposit of USD 10 million, payable on or before March 17, 2009, with a final payment of USD 190 million due on or before September 17, 2009.  During the initial three-month period, Nanjinzhao will obtain the appropriate Chinese governmental consents to the transaction.  The Pampa de Pongo property will be transferred to a Peruvian subsidiary of Nanjinzhao once the USD 10 million deposit has been received.  The agreement permits Cardero to decline to proceed with the transaction at any time prior to the receipt of the final USD 190 million final payment, provided that, if such decision is made at any time after the initial USD 10 million deposit has been paid, Cardero is required to return the deposit and pay Nanjinzhao an additional USD 20 million as a break-up fee.  Upon repayment of the deposit (and break fee, if required), the Pampa de Pongo property will be retransferred to the Company.  The Company will pay a finder’s fee to an arm’s length private company in consideration of the finder introducing Cardero to Nanjinzhao and providing ongoing advice in the negotiations.  On December 17, 2008, the Company received notification from Rio Tinto that it was declining to exercise its right of first refusal with respect to the October 24, 2008 transaction between the Company and Nanjinzhao.

The Company, Cardero Iron Peru and Zibo Hongda Mining Co., Ltd. (“Hongda”), a subsidiary of Nanjinzhao, agreed to amend the provisions of the October 24, 2008 sale agreement among the Company, Cardero Iron Peru and Nanjinzhao (the interest of Nanjinzhao in which was assigned to Hongda on April 3, 2009) for the purchase by Hongda of the Pampa de Pongo Iron Deposit in Peru.

Hongda had requested a purchase price reduction due to difficult global economic conditions that have significantly adversely impacted iron ore prices.  Following negotiations, Cardero and Cardero Iron Peru agreed to revise the final sale price to USD 100 million (of which USD 2 million had already been paid).

Accordingly, on May 21, 2009 Hongda paid the required USD 10 million deposit to Cardero Iron Peru, which deposit is non-refundable unless either (i) Cardero terminates the agreement or (ii) Rio Tinto exercises its right of first offer.  Due to the new lower purchase price, pursuant to its right of first offer Rio Tinto had another 45-day period (expired on July 9, 2009) to match the revised terms.  The Rio Tinto right of first offer expired, unexercised, and therefore the USD 10 million deposit from Hongda is non-refundable unless Cardero chooses to terminate the purchase agreement.

The balance of the purchase price of USD 88 million is now due on the earlier of ten days after Hongda has received the necessary Chinese governmental approvals to proceed with the purchase and December 17, 2009.  The break-up fee payable by Cardero, should it determine not to proceed with the transaction (whether due to a better offer or otherwise), remains at USD 20 million (plus repayment of the USD 10 million deposit).  Hongda had agreed to provide, on or before August 19, 2009 (i) an irrevocable letter of guarantee from a senior Chinese bank guaranteeing the payment of the balance of the purchase price and (ii) a formal commitment letter to guarantee that the total purchase price of USD 100 million, and the terms and conditions for the payment of the purchase price, is final and cannot be changed by Hongda.

Hongda had informed the Company that it was unable meet the August 19, 2009 deadline to provide an irrevocable letter of guarantee ( note 13(a)).

As of October 31, 2009, the non-refundable payments received to date of $13,898,800 (USD 12,000,000) have been recognized in other income, net of related property costs of $4,889,658 and transaction costs of $411,487, for a gain of $8,597,655 before applicable income taxes.

iii.

Katanga Property, Chumbirilcas Province, Peru

Pursuant to an option agreement dated October 1, 2004 between the Company and a private Peruvian company, the Company can acquire a 100% interest in approximately 9,560 hectares of mineral concessions in Chumbirilcas Province, Peru.

The private Peruvian company holds the exclusive right and option to acquire a 100% interest in these concessions from a group of vendors comprised of three private Peruvian companies and two Peruvian individuals (the “Underlying Vendors”).  The private Peruvian company has the right to acquire a 100% interest in the subject concessions in consideration of aggregate payments of USD 1,900,000 over five years.  The Company can acquire a 100% interest in the concessions by assuming the obligations of the private Peruvian company to the Underlying Vendors and making aggregate payments to the private Peruvian company of USD 501,000, as follows:

-

USD 261,000 on or before the execution of the agreement (paid); and

-

USD 240,000, as to USD 10,000 on or before November 1, 2004 and as to the balance on or before the first day of each succeeding month (paid).

The Company has returned a significant portion of the underlying concessions to the Underlying Vendors and, accordingly, recognized a write-down of $248,294 during the year ended October 31, 2006.  As a consequence, the Underlying Vendors have agreed to renegotiate the USD 1,900,000 purchase price, and the Company has not been required to make further payments (including the USD 100,000 payment originally due June 30, 2006) while such renegotiations are ongoing.  The balance of the property continues to be evaluated for further exploration potential.  As of October 31, 2007, the Company wrote down its remaining investment in the property in the amount of $385,013.

iv.

Iron Sands Project, Nazca and Caravelli Provinces, Peru

The Company’s Iron Sands Project consists of approximately 32,000 hectares of unconsolidated and semi-consolidated mineral bearing sands, the rights to which are encompassed by certain of the mineral claims comprising the Carbonera and Daniella properties (note 6(c)(i)), and an additional 39 mineral claims acquired by staking at a cost of USD 77,000, in the Departments of Arequipa, (Caravelli Province) and Ica (Nazca Province), Peru.  As a result of work to date, some of the foregoing concessions have been dropped, and the property now consists of 16 concessions (12,100 hectares in four areas) owned 100% by the Company and five concessions (3,600 hectares in two areas) held under option as described below.

The Company has assumed, from a private Peruvian company, all rights and obligations under an agreement dated December 16, 2005 between a private Peruvian company and Minera Ataspacas S.A., an arm’s length private Peruvian company, whereby the private Peruvian company has the option to acquire, from Minera Ataspacas, an initial 70% interest in five mineral sand concessions (3,600 hectares total) surrounded by certain of the Company’s mineral tenures noted above.  In order to exercise the option, the Company is required to pay a total of USD 2,500,000 over five years to December 15, 2010 (with an initial payment of USD 20,000 on or before December 16, 2005 (paid)) and incur exploration expenditures of not less than USD 250,000 over the same period, as follows and as amended (note 13(f)):

-

USD 80,000 on or before December 16, 2006 (paid);

-

USD 100,000 on or before December 16, 2007 (paid);

-

USD 150,000 on or before December 16, 2008 (paid);

-

USD 500,000 on or before December 16, 2009 (note 13(f)); and

-

USD 6,150,000 on or before December 16, 2010 (note 13(f)).

-

USD 50,000 on or before December 16, 2007 (incurred);

-

USD 50,000 on or before December 16, 2008 (incurred);

-

USD 50,000 on or before December 16, 2009 (incurred);

-

USD 50,000 on or before December 16, 2010 (incurred); and

-

USD 50,000 on or before December 16, 2011 (incurred).

Upon the Company having acquired the 70% interest, a joint venture company will be formed with Minera Ataspacas, and each party will thereafter be required to contribute its share of ongoing expenditures or be diluted.  If either party is diluted to less than 10%, such interest will be converted to a 2% NSR royalty.  If Minera Ataspacas is reduced to the 2% NSR, the Company may purchase half the NSR (1%) for USD 2,000,000 within 24 months of the exercise of the option, and the remaining half (1%) for USD 8,000,000 within 36 months of the exercise of the option.

The Company entered into an agreement dated October 20, 2005 with the Peruvian subsidiary of a public B.C. company (the “Optionee”), whereby the Company has granted the Optionee the right to earn a 70% interest in the “hard rock” mineral rights (thereby excluding the unconsolidated and semi-consolidated mineral sands on such claims) accruing to certain of the mineral claims comprising the Iron Sands Project (plus additional claims acquired from Koripampa ( note 6(c)(i)).  In order to exercise the option, the Optionee is required to incur an aggregate of USD 3,000,000 in expenditures over four years to November 18, 2009 and perform all of the obligations of the Company under the underlying agreements with respect to the Carbonera and Daniella properties (note 6(c)(i)), including making all payments and incurring all exploration expenditures required thereunder.  Upon the Optionee having earned its 70% interest, the Optionee and the Company will incorporate a new Peruvian company to hold such rights, in which the Optionee and the Company will hold a 70% and a 30% interest therein, respectively.  Each party will thereafter be required to contribute its pro rata share of future expenditures, and a party failing to contribute will have its interest in the joint venture company diluted.  At such point as a party’s interest in the joint venture company is reduced to 10%, such interest will be acquired by the joint venture company in exchange for the grant to the diluted party of a 1% NSR.  The Optionee terminated the agreement and returned its interest in the applicable concessions on April 16, 2007.

The Company is currently actively exploring this property with work programs planned for the fiscal year ending October 31, 2010. Subsequent to the year end, the agreement between the Company and Mineras Ataspacas was amended (see note 13(f)).

v.

Corongo Project, Huanuco Province, Peru

Pursuant to an option agreement between the Company and a private Peruvian company made as of May 15, 2005, the Company has the option to acquire a 100% interest in ten mineral claims located in the Department of Ancash, Peru, covering approximately 6,400 hectares by making a payment of USD 40,000 upon signing (paid) and issuing an aggregate of 300,000 common shares, as follows:

-

100,000 shares on or before ten days after the date of regulatory acceptance (issued);

-

100,000 shares on or before November 15, 2006 (issued); and

-

100,000 shares on or before May 15, 2008 (delayed by agreement to May 15, 2009).

As of October 31, 2007, the Company wrote down its investment in the property by $569,718.

vi.

Bocana Property, Peru

Pursuant to an option agreement dated August 1, 2006, between the Company, a Peruvian individual and a private Panamanian corporation, the Company has the right to acquire a 75% interest in two mining concessions (approximately 1,795 hectares).  In order to maintain the option in good standing and to be permitted to carry out exploration activities prior to such exercise, the Company is required to make payments and incur exploration expenditures as follows:

Payments of USD 500,000, as follows:

-

USD 50,000 on signing (paid);

-

USD 100,000 on or before August 1, 2007 (paid);

-

USD 150,000 on or before August 1, 2008 (see below); and

-

USD 200,000 on or before August 1, 2009.

In addition to the foregoing, the agreement requires aggregate payments of USD 120,000 (USD 5,000 per month) to a third party (a private Florida corporation) for a period of 24 months following the execution of the agreement (all of which have been paid for the fiscal year ended October 31, 2007 and for the subsequent period up to January 2008).

Cumulative exploration expenditures of USD 1,850,000, as follows:

-

USD 350,000 on or before August 1, 2007 (postponed);

-

USD 850,000 on or before August 1, 2008 (postponed); and

-

USD 1,850,000 on or before August 1, 2009 (see below).

Upon the Company having exercised the option, the property will be transferred to a new private Peruvian company, in which the Company will have a 75% interest and the vendor will have a 25% interest.  The Company is responsible for funding 100% of the expenditures incurred by the new company (the interest of the vendor therein being “carried”).  The Company will have the option to acquire the 25% interest of the vendor in the new company for the sum of USD 2,500,000 at any time after the Company exercises the option to acquire the initial 75% interest.

The Company terminated the option agreement in the fiscal year ended October 31, 2008 and ,therefore, wrote off costs of $357,544.

vii.

Amable Maria Property, Peru.  The Amable Maria Property consists of 37 mining concessions (approximately 29,620 hectares) located in the Provinces of Chanchamayo and Jauja, Department of Junin, Peru, and acquired by the Company through staking and application therefor.  After an unsuccessful search for a joint venture partner, the property was abandoned in July 2009, and the Company has written off the associated costs of $473,795 at October 31, 2009.

(d)

Chile

Pedernales Property, Chile.

The Pedernales Property consists of two exploitation concessions.  Pursuant to an agreement dated December 27, 2007, the Company has the right to acquire a 100% interest, subject to a 3% NSR royalty, for aggregate payments of USD 7,300,000 over five years, as follows:

-

USD 20,000 on execution (paid);

-

USD 20,000 on or before January 4, 2008 (paid);

-

USD 60,000 on or before January 27, 2008 (see below);

-

USD 200,000 on or before July 31, 2008;

-

USD 400,000 on or before July 31, 2009;

-

USD 600,000 on or before July 31, 2010;

-

USD 1,000,000 on or before July 31, 2011; and

-

USD 5,000,000 on or before July 31, 2012.

The Company can exercise the option at any time upon payment of USD 5,000,000, following which no additional payments are required.  The Company has the right to buy one-half (1.5%) of the 3% NSR royalty for a payment of USD 5,000,000.  After the exercise of the option, the Company is required to pay advance minimum royalties of USD 1,000,000 per year for the first three years, which amounts are recoupable from the production royalties.  The owner has the right to mine “non-metallic” ores.

As at October 31, 2008, the Company terminated the option agreement and returned the property to its owner.  All costs with respect to this property have been expensed as property investigation.

(e)

United States of America

i.

TiTac Property, Minnesota

Pursuant to an option agreement dated July 1, 2008 (as amended on July 24, 2008) between the Company and an arm’s length private mineral owner, the Company has a two-year option to enter into a mining lease for an aggregate of 1,402 acres (567 hectares) of mineral rights located in Louis County, Minnesota.  The mining lease will grant a lease over any mineral substance of a metalliferous nature, including those intermingled or associated materials or substances, recovered from each ton of crude ore for the purpose of extracting iron (essentially, iron, titanium and vanadium). During the year, the Company became obligated to issue  50,000 common shares valued at $ 84,750 for finder’s fees. This obligation was settled subsequent to the year end (note 13(e)).

Option Agreement: Requires an initial payment of USD 5,000 on execution (paid) plus an extension payment of USD 25,000 due on the first anniversary of the agreement in order to extend the option for an additional year.  There are no work commitments under the option, but the Company is required to comply with all laws and to maintain specified insurance in place during the option term.  The Company can exercise the option to enter into a mineral lease at any time prior to June 29, 2010 upon notice to that effect to the owner.

Mining Lease: The initial term of the mining lease is for a period of 20 years, provided that the lease may be extended for an additional five-year period if the Company gives notice at least 180 days prior to the end of such term, and has either paid to the owner at least USD 10,000,000 in royalties over the initial term or pays to the owner the difference between the royalties actually paid and USD 10,000,000.  In like manner, the lease can be extended for up to three additional five-year terms, provided that the appropriate notice is given and that the Company has paid to the owner at least USD 5,000,000 in royalties during the previous five-year term (or pays any deficiency in cash).

On May 29, 2009, the Company, through Cardero Iron US, exercised its option to enter into a mining lease with respect to the TiTac property in Minnesota, and made the initial USD 2,500 payment required upon execution of the lease (which is dated July 1, 2009).

The Company considers this an active property, and plans a work program during the fiscal year ending October 31, 2010.

ii.

Longnose Property, Minnesota

Pursuant to an agreement dated November 26, 2008 between the Company and an arm’s length individual on behalf of an arm’s length B.C. company, the Company was granted the option to acquire up to an 85% interest in the interest of the optionor in certain existing mineral leases, and in a lease to be entered into, covering 100% of the fee mineral rights (approximately 200 acres) located in St. Louis County, Minnesota, just north of the town of Hoyt Lakes.  The Company can earn an initial 70% interest by incurring cumulative expenditures of USD 1,850,000 as follows:

-

USD 100,000 on or before December 8, 2009 (incurred);

-

USD 250,000 on or before December 8, 2010;

-

USD 500,000 on or before December 8, 2011; and

-

USD 1,000,000 on or before December 8, 2012.

A payment of USD 50,000 (paid) to the optionor is required on or before August 15, 2009 (and each and every August 28 thereafter) to be used by the optionor to make the annual USD 50,000 advance royalty payment due to the underlying landowners.  The Company can earn an additional 15% interest (85% overall) by delivering a feasibility study (no time limit for delivery).  Upon the Company having earned a 70% or 85% interest, the optionor can elect to convert its interest to a 10% net profits interest (if the Company elects not to earn the additional 15% interest).

or a 5% net profits interest (if the Company elects to earn the full 85% interest).  If the optionor does not so elect, upon the Company having earned its 70% or 85% interest, as applicable, the Company and the optionor will enter into a joint venture, with each party being responsible for its pro rata share of all joint venture expenditures.  If a party to the joint venture is diluted to a 10% or lesser interest, such interest will be converted to a 2.5% net profits interest. During the year, the Company became obligated to issue 25,000 common shares valued at $26,750 for finder’s fees. This obligation was settled subsequent to the year end. (note 13(e)).

(f)

Other regions

Caucasian Region (note 5, Equity Investment).

(g)

Title and environmental

Although the Company has taken steps to verify the title to mineral properties in which it has or had a right to acquire an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title (whether of the Company or of any underlying vendor(s) from whom the Company may be acquiring its interest).  Title to mineral properties may be subject to unregistered prior agreements or transfers, and may also be affected by undetected defects or the rights of indigenous peoples.  Environmental legislation is becoming increasingly stringent and costs and expenses of regulatory compliance are increasing.  The impact of new and future environmental legislation on the Company’s operations may cause additional expenses and restrictions.  If the restrictions adversely affect the scope of exploration and development on the mineral properties, the potential for production on the property may be diminished or negated.

(h)

Asset retirement obligations (“ARO”)

The Company is not aware of any ARO's as of October 31, 2009 and 2008.

7.

CAPITAL STOCK

(a)

Authorized

An unlimited number of common shares without par value.

(b)

Private placements

On January 12, 2007, the Company closed a non-brokered private placement of 1,500,000 units and on January 23, 2007 the Company closed a brokered private placement of 2,200,000 units.  In each placement the units were sold at $1.50 per unit, and a unit consisted of one common share and one-half of one warrant, with one whole warrant being exercisable to purchase an additional common share at a price of $2.00 for a period of 18 months.  The net proceeds from the private placements totalled $5,268,170.  The Company issued 89,000 units valued at $1.50 per unit to the agent in the brokered placement.  The Company also granted 176,000 compensation options to the agent in the brokered private placement entitling the agent to purchase 176,000 common shares at a price of $1.75 for a period of 18 months.  The Company paid finders’ or agents’ fees of $116,333 and $134,620 for the non-brokered and brokered financings, respectively, together with legal costs of $30,877.  Non-cash costs totalled $254,580 comprised of $133,500 in agent compensation shares and $121,080 in stock-based compensation related to the warrants and compensation options.

On February 29, 2008, the Company closed a brokered private placement of 5,150,000 units and a non-brokered private placement of 2,351,000 units.  In each placement, the units were sold at $1.10 per unit, and each unit consisted of one common share and one-half of one warrant, with one whole warrant being exercisable to purchase an additional common share at a price of $1.50 until March 1, 2010.  The net proceeds from the private placements totalled $7,384,933.  The Company paid a cash commission of $735,088 (8%), and issued 50,000 units (valued at $1.10 per unit) as a corporate finance fee, to the agent in the brokered placement, together with a reimbursement of the agent’s legal costs of $127,601.  The Company also issued 515,000 agent’s warrants to the agent in the brokered financing and issued 235,100 finder’s warrants to various finders in the non-brokered financing.  Each agent’s or finders’ warrant is exercisable to acquire one common share until March 1, 2010 at a price of $1.35, while the remaining 25,000 warrants issued to the agent as part of the corporate finance fee are exercisable at a price of $1.50.  Stock-based compensation relating to agent’s and finder’s warrants totalled $320,634.

(c)

Share purchase warrants

The following common share purchase warrants entitle the holders thereof to purchase one common share for each warrant.  Warrants transactions are as follows:

	2009		2008
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Warrants outstanding, beginning of year	4,395,600	$1.47	1,894,500	$2.00
Exercised	(92,500)	$1.38	(1,411,908)	$1.97
Expired	-	-	(612,592)	$2.00
Issued	-	-	4,525,600	$1.47
Warrants outstanding, end of year	4,303,100	$1.47	4,395,600	$1.47

Details of warrants outstanding are as follows:

	2009		2008
Expiry date	Number of Warrants	Exercise Price	Number of Warrants	Exercise Price
March 1, 2010	3,628,000	$1.50	3,645,500	$1.50
March 1, 2010	675,100	$1.35	750,100	$1.35
Warrants outstanding, end of year	4,303,100		4,395,600

(d)

Stock options

The Company has a stock option plan whereby the Company may grant options to directors, officers, employees and consultants to purchase common shares, provided that the aggregate number of shares subject to such options may not exceed 10% of the common shares outstanding at the time of any grant (not including agent or broker options).  The exercise price of each option is required to be set at the higher of the closing price of the Company’s common shares on the trading day prior to the date of grant and the five day volume-weighted average trading price for the five trading days prior to the date of grant (without any discounts).  The option term and vesting period is determined by the Board of Directors within regulatory guidelines (the maximum term is ten years).  All options are recorded at fair value when granted.

A summary of the status of the stock option plan as of October 31, 2009 and 2008 and changes during the years ended on those dates is presented below:

	2009		2008
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of year	5,687,500	$ 1.93	4,906,000	$ 2.02
Expired and cancelled	(1,962,500)	$ (1.78)	(1,920,000)	$ (2.80)
Exercised	(25,000)	$ (1.47)	(998,500)	$ (1.84)
Granted	1,800,000	$ 1.27	3,700,000	$ 2.01
Options outstanding, end of year	5,500,000	$ 1.77	5,687,500	$ 1.93

Stock options outstanding are as follows:

	2009			2008
Expiry Date	Exercise Price	Number of Options	Exercisable at Year End	Exercise Price	Number of Options	Exercisable at Year End
November 30, 2008	$ 2.00	-	-	$ 2.00	412,500	412,500
December 20, 2008	$ 1.70	-	-	$ 1.70	225,000	225,000
April 11, 2009	$ 3.28	-	-	$ 3.28	100,000	100,000
September 7, 2009	$ 1.47	-	-	$ 1.47	900,000	900,000
October 3, 2009	$ 1.91	-	-	$ 1.91	350,000	350,000
January 16, 2010 (note 13(b))	$ 1.50	500,000	500,000	$ 1.50	500,000	500,000
July 21, 2010	$ 2.04	2,000,000	2,000,000	$ 2.04	2,000,000	2,000,000
August 8, 2010	$ 2.18	1,200,000	1,200,000	$ 2.18	1,200,000	1,200,000
December 9, 2010	$ 1.16	575,000	575,000	$ -	-	-
April 9, 2011	$ 1.39	225,000	225,000	$ -	-	-
September 11, 2011	$ 1.30	1,000,000	1,000,000	$ -	-	-
		5,500,000	5,500,000		5,687,500	5,687,500

The Company uses the fair value method for determining stock-based compensation for all options granted during the fiscal years.  The fair value was determined using the Black-Scholes option pricing model based on the following assumptions:

	2009	2008	2007
Expected life (years)	2.0	2.0	1.97
Interest rate	1.32%	3.01%	4.06%
Volatility (average)	102.04%	88.37%	65.03%
Dividend yield	0.00%	0.00%	0.00%

Stock-based compensation charges for the year ended October 31, 2009 totalled $1,192,109 (2008 - $3,789,920, 2007 – $1,845,480), of which $648,761 (2008 - $1,241,469, 2007 - $1,519,898) was allocated to salary expenses, $50,395 (2008 - $186,915, 2007 - $147,438) was allocated to investor relations expense and $492,953 (2008 - $2,361,536, 2007 - $178,144) was allocated to consulting expense. The weighted average fair value of options granted in 2009 was $0.66.

8.

RELATED PARTY TRANSACTIONS

During the years ended October 31, 2009, 2008 and 2007, the Company incurred the following expenses paid to officers or directors of the Company or companies with common directors:

	2009	2008	2007
Professional fees	$ 90,000	$ 90,000	$ 97,637
Consulting fees	$ 136,425	$ 88,275	$126,677

At October 31, 2009, there was $18,900 (October 31, 2008 - $7,700) included in accounts payable and accrued liabilities, and $587,956 (October 31, 2008 - $1,206,971) included in due from related parties.  Professional fees include amounts paid to a law firm of which a director is a shareholder.

Amounts due from related parties are comprised as follows:

		2009	2008
Unsecured promissory notes, 1% per annum, due the earlier of 30 days after demand or the due date	Due date, if applicable
Trevali Resource Corp.	December 31, 2009	$ 290,003	$ 232,133
Wealth Minerals Ltd.	November 30, 2009	121,393	172,745
Dorato Resources Inc.	December 31, 2009	25,490	392,696

IMMG (note 5 and below)		-	311,237
Directors, employees and other		151,070	98,160
		$ 587,956	$ 1,206,971

The Company recovered $764,875 during the year ended October 31, 2009 (2008 - $222,785, 2007 - $147,720) in rent and administration costs from Wealth Minerals Ltd., International Tower Hill Mines Ltd., Dorato Resources Inc., Indico Resources Ltd., Trevali Resources Corp. and Lawrence W. Talbot Law Corporation (“LWTLC”), companies with common officers or directors.

These charges were measured by the exchange amount, which is the amount agreed upon by the transacting parties.

Mr. Stephan Fitch, a director of the Company, is a director and significant shareholder of a private company that is the major shareholder (67%) of IMM.  The Company has a 15% interest in IMMG, a subsidiary of IMM, and has the option to acquire an additional 15% interest by issuing 1,000,000 common shares prior to December 31, 2009 (notes 5 and 13). This transaction was approved by the Company’s audit committee and Board of Directors (other than Mr. Fitch, who abstained from voting in each case). The Company considers the collectability  of advances totalling $468,099 to IMMG to be doubtful and accordingly wrote them off during the year ended October 31, 2009.

Effective October 1, 2005, the Company retained Mr. Carlos Ballon of Lima, Peru, to provide management services on behalf of the Company in Peru through his private Peruvian company, Minera Koripampa del Peru S.A. (“Koripampa”), for a fee of USD 10,000 per month (reduced to USD 7,500 per month starting from March 2007), which has been expensed to consulting fees.  Mr. Ballon became President of Cardero Peru in April 2006.  Accordingly, Mr. Ballon is a related party with respect to the Company.  Prior to Mr. Ballon becoming a related party, the Company entered into a number of mineral property acquisition/option agreements with either Koripampa or Sudamericana de Metales Peru S.A., another private Peruvian company controlled by Mr. Ballon.  Such property transactions include those with respect to the Carbonera and Daniella Properties (note 6(c)(i)), the Pampa de Pongo Property (note 6(c)(ii)), the Katanga Property (note 6(c)(iii)) and the Corongo Property (note 6(c)(v)).

The presidents of MMC and Cardero Argentina provide management services for USD 3,750 each per month, which is expensed to consulting fees or capitalized to property costs, depending upon the nature of the services.

The Company has entered into a retainer agreement dated May 1, 2007 with LWTLC, pursuant to which LWTLC agrees to provide legal services to the Company.  Pursuant to the retainer agreement, the Company has agreed to pay LWTLC a minimum annual retainer of $82,500 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year’s notice (or payment of one year’s retainer in lieu of notice).

9.

GEOGRAPHIC SEGMENTED DATA

The Company operates in one industry segment, the mineral resources industry, and in five geographical segments, Canada, Peru, Mexico, Argentina and the United States. All current exploration activities are conducted in the affected jurisdictions outside of Canada. The significant asset categories identifiable with these geographical areas are as follows:

	2009
	Canada/US	Peru	Argentina	Mexico	Total
Resource properties	$ 309,347	$ 8,727,626	$ 894,114	$ 7,568,505	$ 17,499,592
Cash	5,672,162	59,040	69,706	22,288	5,823,196
Investments	23,406,055	-	-	-	23,406,055
Other	973,482	93,077	148,183	128,086	1,342,828
	$ 30,361,046	$ 8,879,743	$ 1,112,003	$ 7,718,879	$ 48,071,671

	2008
	Canada/US	Peru	Argentina	Mexico	Total
Resource properties	$ 20,854	$ 11,107,435	$ 3,315,933	$ 7,435,024	$ 21,879,246
Cash	1,167,125	60,028	56,299	5,388	1,288,840
Investments	8,619,670	-	-	-	8,619,670
Other	1,756,252	6,682	386,414	67,261	2,216,609
	$ 11,563,901	$ 11,174,145	$ 3,758,646	$ 7,507,673	$ 34,004,365

10.

INCOME TAXES

	2009	2008	2007

Income tax expense (benefits)	$ 130,966	$ (4,874,132)	$ (3,117,248)
Permanent differences	(69,679)	(200,337)	(393,364)
Stock-based compensation	359,620	1,194,583	629,309
Non-taxable portion of capital gains	(410,004)	(40,805)	(310,009)
Write-down of properties	924,735	1,464,775	1,188,392
Future income taxes on sale of Pampa de Pongo	(2,564,900)	-	-
Other temporary differences	398,566	442,504	(48,500)
Effect of tax rates in other jurisdictions	(23,470)	(2,375)	(18,218)
Effect of rate reduction	62,945	1,606,754	328,227
Unrecognized (utilized) tax losses	1,923,341	775,079	913,411
	$ 732,120	$ 366,046	$ (828,000)

The components of future income tax assets are as follows:

	2009	2008
Future income tax assets
Non-capital loss carry-forwards	$ 7,257,958	$ 6,307,431
Difference between undepreciated capital cost
over net book value of property and equipment	39,262	27,204
Cumulative eligible capital deduction	13,678	14,225
Share issue costs	242,007	342,782
Tax value of resource properties in excess of book values	453,032	-
Other	236,652	142,768
Total future income tax assets	8,242,589	6,834,410
Valuation allowance	(6,286,632)	(6,383,485)
Net future income tax assets	$ 1,955,957	$ 450,925

Future income tax liabilities
Book value of investments in excess of tax values	$ (1,955,957)	$ (400,360)
Tax value of resource properties in excess of book values	-	(50,565)
Timing of revenue recognition on sale of property	(2,564,900)	-
Total future income tax liabilities	(4,520,857)	(450,925)

Net income tax assets (liabilities)	$ (2,564,900)	$ -

The valuation allowance reflects the Company’s estimate that the tax assets, more likely than not, will not be realized.

The Company has available approximate non-capital losses that may be carried forward to apply against future years' income for income tax purposes in all jurisdictions.  The losses expire as follows:

Available to	Canada	Foreign	Total
2010	$ 812,500	$ -	$ 812,500
2011	-	599,748	599,748
2012	-	1,465,295	1,465,295
2013	-	894,185	894,185
2014	1,446,622	693,716	2,140,338
2015	2,950,454	-	2,950,454
2016	-	1,580,780	1,580,780
2017	-	356,852	356,852
2018	-	918,397	918,397
2019	-	477,096	477,096
2026	2,850,458	-	2,850,458
2027	3,086,818	69,804	3,156,622
2028	3,824,078	354,362	4,178,440
2029	2,184,169	251,330	2,435,499
Deferred expiry	-	1,496,164	1,496,164
	$ 17,155,099	$ 9,157,729	$ 26,312,828

11.

COMMITMENTS

The Company is committed to monthly lease payments of $11,907 for its premises at 1901 – 1177 West Hastings Street, Vancouver, under its current lease expiring August 31, 2010.  On September 8, 2008, the Company sub-leased the premises to another company for the remaining term of the lease with the landlord’s consent.  The Company has entered into a sub-lease dated May 14, 2008 for new office space located at 1920 – 1188 West Georgia Street, Vancouver.  The new sub-lease commences August 1, 2008 and is for a term of 51 months.  The initial lease payments are $14,654 per month for basic rent and $9,623 per month for estimated operating costs, commencing in September 2008.

Other commitments are disclosed elsewhere in these consolidated financial statements as appropriate.

12.

RISK AND CAPITAL MANAGEMENT; FINANCIAL INSTRUMENTS

The Company manages its capital structure, and makes adjustments to it, based on the funds available to the Company in order to support future business opportunities.  The Company defines its capital as shareholders’ equity.  The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company currently has no source of revenues; as such, the Company is dependent upon external financings or the sale of assets (or an interest therein) to fund activities.  In order to carry future projects and pay for administrative costs, the Company will spend its existing working capital and raise additional funds as needed.  Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.  There were no changes in the Company’s approach to capital management during the year ended October 31, 2009.  The Company is not subject to externally imposed capital requirements.

The Company classified its cash and cash equivalents as held-for-trading; amounts receivable as loans and receivables; and accounts payable and accrued liabilities as other financial liabilities. The classification of resource related investments is set out in note 4.  The carrying values of cash and cash equivalents, amounts receivable,  and accounts payable and accrued liabilities approximate their fair values due to the short-term maturity of these financial instruments.  The fair values of amounts due to and from related parties have not been disclosed as their fair values cannot be reliably measured since the parties are not at arm’s length.

CICA Handbook Section 3862 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value as follow:

Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 – inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

The following table sets forth the Company’s financial assets  measured at fair value by level within the fair value hierarchy.

	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$ 5,823,196	$ -	$ -	$ 5,823,196
Resource related investments	22,151,559	-	-	22,151,559
Resource related investments	-	1,254,496	-	1,254,496
	$ 27,974,755	$ 1,254,496	$ -	$ 29,229,251

The Company’s exposure to risk on its financial instruments is summarized below:

(a)

Credit risk

The Company manages credit risk, in respect of cash and cash equivalents, by purchasing highly liquid, short-term investment grade securities held at a major Canadian financial institution in accordance with the Company’s investment policy.  In regards to amounts receivable, the Company is not exposed to significant credit risk as they are primarily due from governmental agencies.

Concentration of credit risk exists with respect to the Company’s cash and cash equivalents as all amounts in  Canada are held at a single major financial institution.  The Company’s concentration of credit risk and maximum exposure thereto is as follows relating to funds held in Canada:

	2009	2008
Bank accounts	$ 5,672,162	$ 676,125
Guaranteed investment certificates	-	500,000
	$ 5,672,162	$ 1,176,125

The credit risk associated with cash and cash equivalents is minimized substantially by ensuring that these financial assets are placed with major financial institutions with strong investment grade ratings given by a primary ratings agency.  The Company does not hold any asset backed securities.

With respect to the $587,956 due from related parties, the credit risk has been assessed as low by management as the Company has strong working relationships with the related parties involved.

 (b)

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in obtaining funds to meet commitments.  The Company’s approach to managing liquidity risk is to provide reasonable assurance that it will have sufficient funds to meet liabilities when due.  The Company manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities.  The Company maintains sufficient cash and cash equivalents at October 31, 2009 of $5,823,196 (2008 - $1,288,840) in order to meet short-term business requirements.  At October 31, 2009 the Company had accounts payable and accrued liabilities of $568,951 (2008 -$870,208), which are due within 30 days.

(c)

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices.  Market risk comprises three types of risk: interest rate risk, foreign currency risk, and other price risk.

i.

Interest rate risk

The Company’s cash and cash equivalents consists of cash held in bank accounts and guaranteed investment certificates that earn interest at variable interest rates.  Due to the short-term nature of these financial instruments, fluctuations in market rates do not have a significant impact on estimated fair values as of October 31, 2009.  Future cash flows from interest income on cash and cash equivalents will be affected by interest rate fluctuations.  The Company manages interest rate risk by maintaining an investment policy that focuses primarily on preservation of capital and liquidity.

ii.

Foreign currency risk

The Company is exposed to foreign currency risk to the extent that monetary financial instruments are denominated in Mexican, Argentinean and Peruvian currencies.  The Company has not entered into any foreign currency contracts to mitigate this risk as it believes this risk is minimized by the amount of cash held in these foreign jurisdictions.  The Company’s sensitivity analysis suggests that a consistent 5% change in the rate of exchange in all foreign jurisdictions where it has assets employed would change mineral properties and foreign exchange gain or loss by $519,590 (2008 - $1,800,000).

iii.

Other price risk

Other price risk is the risk that the fair or future cash flows of a financial instrument will fluctuate because of changes in market prices, other than those arising from interest rate risk or foreign currency risk.  The Company’s investments are carried at market value, and are therefore directly affected by fluctuations in the market value of the underlying securities. The Company’s sensitivity analysis suggests that a 1% change in market prices would change the value of the resource related investments by $221,516, and the change on resource related investments in warrants cannot be predicted. During the year ended October 31, 2009, the Company’s investments increased an average of 73%.

13.

SUBSEQUENT EVENTS

Subsequent to October 31, 2009:

(a)

Jinzhao Mining Peru, S.A., the Peruvian subsidiary of Zibo Hongda Mining Co., Ltd., a subsidiary of Nanjinzhao Group Co. Ltd. (“Nanjinzhao”), advised the Company that it is proceeding with the completion of the purchase of the Pampa de Pongo Iron Deposit in Peru.  Due to the fact that Nanjinzhao had not yet finalized its project financing banking arrangements with respect to the Pampa de Pongo project, it requested, and Cardero and Cardero Hierro Peru, S.A. (“Cardero Peru”) have agreed, that the final payment of USD 88 million will be split into three payments, as follows:

a)

USD 18 million, to be paid prior to December 17, 2009 ( paid);

b)

USD 40 million, to be paid on December 17, 2009 ( paid); and

c)

USD 30 million, to be paid on December 31, 2009 ( paid).

Upon closing, the Company will become obligated to refund certain property fees payable by Nanjinzhao totaling USD 600,000.

(b)

500,000 options at $1.50 per share expired on January 16, 2010.

(c)

On December 1, 2009, the Company granted 360,000 options at $1.31 per share, for a period of two years.

(d)

The Company has determined that it has an obligation to issue an additional 214,843 common shares to IMM pursuant to the acquisition of its 15% investment in IMMG (note 5), the final issuance of which is currently the subject of on-going negotiations with IMM. The Company determined not to acquire an additional 15% interest in IMMG and did not therefore issue the additional 1,000,000 common shares on or before December 31, 2009.

(e)

On November 10, 2009, the Company issued 75,000 common shares at $115,000 pursuant to its option agreement on TiTac and Longnose properties in Minnesota.

(a)

The Company has entered into agreements with Minera Ataspacas and others regarding its option on certain of the concessions comprised in its Iron Sands Project, Peru. Pursuant to two agreements dated November 13, 2009, the original option agreement of December 16, 2005 with Minera Ataspacas has been amended to provide that the Company may now acquire a 100% interest in the shares of a new Peruvian company (into which Minera Ataspacas will transfer a 100% interest in the five concessions subject to the option in favour of the Company) by paying to the shareholders of such new company the sum of USD 500,000 upon execution (paid) and USD 6,150,000 on or before December 16, 2010.

14.

COMPARATIVE FIGURES

Certain of the figures for 2008 have been reclassified to conform to the presentation adopted for the current year.

15.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP

(a)

Differences in accounting principles

i.

Exploration expenditures

Under Canadian GAAP, acquisition costs and exploration expenditures are capitalized.  Under US GAAP, exploration costs incurred in locating areas of potential mineralization are expensed as incurred.

Commercial feasibility is established in compliance with the Securities and Exchange Commission (“SEC”) Industry Guide 7, which consists of identifying that part of mineral deposit that could be economically and legally extracted or produced at the time of the reserve determination.  After an area of interest has been assessed as commercially feasible, expenditures specific to the area of interest for further development are capitalized.  In deciding when an area of interest is likely to be commercially feasible, management may consider, among other factors, the results of pre-feasibility studies, detailed analysis of drilling results, the supply and cost of required labour and equipment, and whether necessary mining and environmental permits can be obtained.

Under US GAAP, mining projects are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable.  If estimated future cash flows expected to result from the use of the mining project or property, and their eventual disposition are less than the carrying amount of the mining projector property, an impairment is recognized based upon the estimated fair value of the mining project or property.  Fair value generally is based on the present value of estimated future net cash flows for each mining project, property, calculated using estimated mineable reserves, mineral resources, based on engineering reports, projected rates of production over the estimated mine, recovery rates, capital requirements, remediation costs and future prices considering the Company’s hedging and marketing plans At October 31, 2009, all mineral properties considered active under US GAAP had a book value of $5,708,015 ($7,808,074 at October 31, 2008) (note 6), after all applicable impairment charges.

ii.

Reconciliation of total assets, liabilities and shareholders’ equity:

	2009	2008
Total assets per Canadian GAAP	$ 48,071,671	$ 34,004,365
Exploration expenditures on resource properties
expensed under US GAAP	(11,791,577)	(13,276,172)
Total assets per US GAAP	$ 36,280,094	$ 20,728,193
Total liabilities per Canadian and US GAAP	$ 3,133,851	$ 870,208

Total shareholders’ equity per Canadian GAAP	44,937,820	33,134,157
Exploration expenditures on resource properties
expensed under US GAAP	(11,791,577)	(13,276,172)
Total shareholders’ equity per US GAAP	33,146,243	19,857,985
Total liabilities and shareholders’ equity per US GAAP	$ 36,280,094	$ 20,728,193

iii.       Reconciliation of net loss and comprehensive income (loss) reported in Canadian GAAP and US            GAAP:

Statements of operations for the years ended October 31:

	2009	2008	2007
Reconciliation of net loss from Canadian to US GAAP
Net loss per Canadian GAAP $	(254,628)	$ (15,829,662)	$ (8,313,490)
Acquisition of mineral interests	-	-	-
Exploration and development costs	(2,789,143)	(4,324,116)	(3,483,188)
Reverse exploration and developments costs written-off	1,668,856	4,177,437	857,524
Exploration and development costs recovered	3,399,882	-	-
Total difference	2,279,595	(146,679)	(2,625,664)

Total net income (loss) per US GAAP $	2,024,967	$ (15,976,341)	$ (10,939,154)

Weighted average number of common shares outstanding	58,421,309	53,918,438	46,431,351

Basic and diluted income (loss) per share in accordance with Canadian GAAP	$ 0.01	$ (0.29)	$ (0.18)
Total differences	0.02	(0.01)	(0.05)
Basic and diluted income (loss) per share in accordance with US GAAP	$ 0.03	$ (0.30)	$ (0.23)

Statements of comprehensive income (loss) for years ended October 31:

	2009	2008	2007
Comprehensive income (loss) in accordance with Canadian GAAP	$ 10,131,128	$ (17,903,922)	$ (9,435,490)
Unrealized gain on investment	-	-	-
Total difference in net income (loss) between Canadian and US GAAP	2,279,595	(146,679)	(2,625,664)
Total comprehensive income (loss) in accordance with US GAAP	$ 12,410,723	$ (18,050,601)	$ (12,061,154)

iv

Reconciliation of cash flows in accordance with Canadian GAAP and US GAAP:

Statements of cash flow for years ended October 31:

	2009	2008	2007

Net cash used in operating activities of continuing operations in accordance with Canadian GAAP	$ (5,057,303)	$ (4,044,963)	$ (6,610,891)
Adjustments to net loss involving use of cash
Write-off of capitalized resource property exploration costs	(2,919,150)	(4,203,524)	(3,478,037)
Net cash used in operating activities of continuing operations in accordance with US GAAP	(7,976,453)	(8,248,487)	(10,088,928)

Net cash provided by (used in) investing activities of continuing operations in accordance with Canadian GAAP	9,459,769	(7,436,865)	(2,737,936)
Reclassification of capitalized resource property exploration costs	2,919,150	4,203,524	3,478,037
Net cash provided by (used in) investing activities of continuing operations in accordance with US GAAP	12,378,919	(3,233,341)	740,101
Net cash flows provided by financing activities of continuing operations in accordance with Canadian and US GAAP	164,250	11,982,499	5,597,420

Effect of foreign exchange on cash in accordance with Canadian and US GAAP	(32,360)	(36,315)	69,726
Net increase (decrease) in cash and cash equivalents in accordance with Canadian and US GAAP	4,534,356	464,356	(3,681,681)
Cash and cash equivalents, beginning of year in accordance with Canadian and US GAAP	1,288,840	824,484	4,506,165

Cash and cash equivalents, end of year in accordance with Canadian and US GAAP	$ 5,823,196	$ 1,288,840	$ 824,484

(b)

Recent US accounting pronouncements

i.

In May 2009, the FASB issued Accounting Standards Codification (“ASC”) 855-10, Subsequent Events (“ASC 855-10”) (formerly SFAS Statement No 165), which establishes principles and requirements for subsequent events.  In particular, ASC 855-10 sets forth: (a) the period after the balance sheet date during which management of a reporting entity shall evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (b) the circumstances under which an entity shall recognize events or transactions occurring after the balance sheet date in its financial statements; and (c) the disclosures that an entity shall make about events or transactions that occurred after the balance sheet date.  ASC 855-10 also requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. As a result of the adoption of this new standard, the Company evaluated subsequent events to January 22, 2010, the date these consolidated financial statements were available for issue.

ii.

In June 2009, the FASB issued new guidance which is now a part of ASC 860-10 (formerly SFAS Statement No 166), to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets.  The FASB undertook this project to address (1) practices that have developed since the issuance of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (which is now a part of ASC 860-10), that are not consistent with the original intent and key requirements of that Statement and (2) concerns of financial statement users that many of the financial assets (and related obligations) that have been derecognized should continue to be reported in the financial statements of transferors.  This new guidance is effective for fiscal years beginning after November 15, 2009 and is not expected to have a material impact on the Company’s consolidated financial statements.

iii.

In June 2009, the FASB issued new guidance which is now part of ASC 810-10 (formerly SFAS Statement No. 167), to improve financial reporting by enterprises involved with variable interest entities.  The FASB undertook this project to address (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (which is now part of ASC 810-10), as a result of the elimination of the qualifying special-purpose entity, and (2) constituent concerns about the application of certain key provisions of ASC 810-10, including those in which the accounting and disclosures under ASC 810-10 do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity.  This new guidance is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  This new guidance is not expected to have a material impact on the Company’s consolidated financial statements.

iv.

In June 2009, the FASB issued new guidance which is now part of ASC 105-10 (the “Codification”) (formerly Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards CodificationTM and the Hierarchy of Generally Accepted Accounting Principles), which will become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  On the effective date of the Codification, the Codification will supersede all then-existing non-SEC accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.  The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  The adoption of the Codification only had the effect of amending references to authoritative accounting guidance in the Company’s consolidated financial statements.

v.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, “Measuring Liabilities at Fair Value” (“ASU 2009-05”). This update provides amendments to ASC 820, “Fair Value Measurements and Disclosure”, for the fair value measurement of liabilities when a quoted price in an active market is not available. ASU 2009-05 is effective for reporting periods beginning after August 28, 2009. This new guidance is not expected to have a material impact on the Company’s consolidated financial statements.

vi.

In September 2009, the FASB issued Accounting Standards Update No. 2009-12, “Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)” (“ASU 2009-12”). This update provides amendments to ASC Topic 820, “Fair Value Measurements and Disclosure”, permitting companies to estimate the fair value of investments within ASC 820’s scope using the net asset value per share. ASU 2009-05 is effective for reporting periods ending after December 15, 2009.

vii.

In September 2009, the FASB reached a consensus on Accounting Standards Update (“ASU”) -2009-13 “Revenue Recognition” (“ASC 605”) –  “Multiple-Deliverable Revenue Arrangements” (“ASU 2009-13”), and ASU 2009-14 “Software” (“ASC 985”) – “Certain Revenue Arrangements That Include Software Elements (“ASU 2009-14”). ASU 2009-13 modifies the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. ASU 2009-13 eliminates the requirement that all undelivered elements must have either: (i) VSOE or (ii) third-party evidence, or TPE, before an entity can recognize the portion of an overall arrangement consideration that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. The residual method of allocating arrangement consideration has been eliminated. ASU 2009-14 modifies the software revenue recognition guidance to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality. These new updates are effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. However, these provisions are  not expected to have a material impact on the Company’s consolidated financial statements.